                                                                         2/25/98

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) - FEBRUARY 26, 1998



                             TEXAS UTILITIES COMPANY



             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




         TEXAS                           1-12833              75-2669310
(STATE OR OTHER JURISDICTION          (COMMISSION         (I.R.S. EMPLOYER
     OF INCORPORATION)                FILE NUMBER)       IDENTIFICATION NO.)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600


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ITEM 7.  FINANCIAL INFORMATION


The following audited financial information of Texas Utilities Company and Subsidiaries for the periods ended December 31, 1997 is filed herein as a part of this Form 8-K Report.

EXHIBIT 1

 FINANCIAL INFORMATION FOR TEXAS UTILITIES COMPANY AND SUBSIDIARIES AT DECEMBER 31, 1997:

                                                                                            PAGE

Management's Discussion and Analysis of Financial Condition and Results of Operations.....  1-9
Independent Auditors' Report..............................................................   10
Financial Statements:
   Statements of Consolidated Income......................................................   11
   Statements of Consolidated Cash Flows..................................................   12
   Consolidated Balance Sheets............................................................13-14
   Statements of Consolidated Common Stock Equity.........................................   15
Notes to Consolidated Financial Statements................................................16-40



EXHIBIT 23 CONSENT OF DELOITTE AND TOUCHE

EXHIBIT 27 FINANCIAL DATA SCHEDULE

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

FORWARD LOOKING STATEMENTS

     This report and other presentations made by Texas Utilities Company (the Company or TUC) contain forward)looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of the Company to differ materially from those projected in such forward)looking statement: (i) prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Public Utility Commission of Texas (PUC), the Railroad Commission of Texas (RRC), the Nuclear Regulatory Commission, and the Office of the Regulator General of Victoria, Australia, with respect to allowed rates of return, industry and rate structure, purchased power and investment recovery, operations of nuclear generating facilities, acquisitions and disposals of businesses or assets and facilities, operation and construction of plant facilities, decommissioning costs, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies, (ii) weather conditions and other natural phenomena, (iii) unanticipated population growth or decline, and changes in market demand and demographic patterns, (iv) competition for retail and wholesale customers, (v) pricing and transportation of crude oil, natural gas and other commodities, (vi) unanticipated changes in interest rates, rates of inflation or in foreign exchange rates, (vii) unanticipated changes in operating expenses and capital expenditures, (viii) capital market conditions,
(ix) competition for new energy development opportunities, (x) legal and administrative proceedings and settlements, (xi) inability of counterparties to meet their obligations with respect to the Company's financial instruments,
(xii) changes in technology used and services offered by the Company, and (xiii) significant changes in the Company's relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur.

     Any forward)looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward)looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for the Company to predict all of such factors; nor can the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward)looking statement be assessed.

FINANCIAL CONDITION

MERGERS AND ACQUISITIONS

     Certain comparisons in this Annual Report have been affected by the August 1997 acquisition of ENSERCH Corporation (ENSERCH) and the November 1997 acquisition of Lufkin-Conroe Communications Co. (LCC) by the Company and by the December 1995 acquisition of Eastern Energy Limited (Eastern Energy) by Texas Utilities Australia Pty. Ltd. (TU Australia), a wholly-owned subsidiary of the Company. The results of each acquired company are included only for the periods subsequent to acquisition. (See Note 1 to Consolidated Financial Statements.)

     On August 5, 1997, the merger transactions (Merger) between the former Texas Utilities Company, now known as Texas Energy Industries Inc. (TEI), and ENSERCH were completed. At the effective time of the Merger: (i) the former Texas Utilities Company changed its name to TEI, (ii) TEI and ENSERCH merged with wholly-owned subsidiaries of TUC Holding Company, which, as a result, owned all the common stock of TEI and of ENSERCH, (iii) TUC Holding Company changed its name to Texas Utilities Company (now the Company), (iv) each share of TEI's common stock was automatically converted into one share of common stock of TUC, and (v) each share of common stock of ENSERCH was automatically converted into
0.225 share of common stock of TUC, with cash issued in lieu of fractional shares. The share conversions were tax-free transactions.

     In the Merger, approximately 15. 9 million shares of TUC common stock were issued to former holders of ENSERCH common stock. The value assigned to the TUC shares issued and costs incurred in connection with the acquisition of ENSERCH aggregated $579 million. At the date of the Merger, ENSERCH had debt and preferred stock outstanding of approximately $1.3 billion.

     Businesses and subsidiaries acquired in the Merger were Lone Star Gas Company (Lone Star Gas), a gas distribution company in Texas, Lone Star Pipeline Company (Lone Star Pipeline) and subsidiaries engaged in natural gas processing, natural gas marketing, independent power production and international gas distribution systems development.

     On November 21, 1997, the Company acquired LCC. Approximately 8.7 million shares of TUC common stock were issued to LCC stockholders in a stock-for-stock exchange. The value assigned to the TUC shares issued and costs incurred in connection with the acquisition of LCC aggregated $319 million. At the date of the acquisition, LCC had debt outstanding of approximately $31 million.

     The acquisitions of ENSERCH, LCC and Eastern Energy were accounted for as purchase business combinations. The assets and liabilities of the acquired companies at the acquisition dates were adjusted to their estimated fair values. The excess of the purchase price paid by the Company over the estimated fair value of net assets acquired and liabilities assumed was recorded as goodwill and is being amortized over 40 years. The process of determining the fair value of assets and liabilities of ENSERCH and LCC as of the date of acquisition is continuing, and the final result awaits primarily the resolution of income tax and other contingencies and finalization of some preliminary estimates.

     For financial reporting purposes, the Company is being treated as the successor to TEI. Unless otherwise specified, all references to the Company which relate to a period prior to August 5, 1997, shall be deemed to be references to TEI.

     The Company continues to seek potential investment opportunities from time to time when it concludes that such investments are consistent with its business strategies and are likely to enhance the long-term return to its shareholders. In January 1998, the Company announced that it had approached the Energy Group plc (TEG) in connection with its possible interest in acquiring TEG. TEG is a diversified international energy group. Discussions between the Company and TEG are continuing and may or may not lead to an offer being made by the Company. Likewise, the timing, amount and funding of any specific new business investment opportunities are presently undetermined.

CAPITAL EXPENDITURES

     The primary capital expenditures of the Company and all of its majority-owned subsidiaries (System Companies) in 1997 and as estimated for 1998 through 2000 are as follows:

                                                           1997         1998         1999         2000
                                                        ----------   ----------   ----------   ----------
                                                                     THOUSANDS OF DOLLARS
Cash construction expenditures (excluding
  allowance for funds used during construction) .....   $  577,000   $  886,000   $  799,000   $  852,000
Nuclear fuel (excluding allowance for funds used
  during construction) ..............................       71,000      104,000       81,000       92,000
Maturities and redemptions of long-term debt,
  sinking fund requirements, redemptions of preferred
  stock and reacquisitions of common stock ..........    2,276,000      772,000      505,000    1,859,000
                                                        ----------   ----------   ----------   ----------
         Total ......................................   $2,924,000   $1,762,000   $1,385,000   $2,803,000
                                                        ==========   ==========   ==========   ==========

     For information concerning construction work contemplated by the System Companies and the commitments with respect thereto, see Note 15 to the Consolidated Financial Statements.

     In 1997, the Company bought ENSERCH for $579 million and LCC for $319 million primarily through the issuance of common stock.

LIQUIDITY AND CAPITAL RESOURCES

     For 1997, the System Companies generated cash from operations sufficient to meet operating needs and debt service requirements, pay dividends on capital stock, pay distributions on preferred securities of trusts and finance capital expenditures. Factors affecting the continued ability of Texas Utilities Electric Company (TU Electric), the Company's primary subsidiary, to fund its capital requirements from operations include responsive regulatory practices allowing recovery of capital investment through adequate depreciation rates, recovery of the cost of fuel and purchased power and the opportunity to earn competitive rates of return required in the capital markets.

     External funds of a permanent or long-term nature are obtained through the issuance of common and preferred stock, preferred securities and long-term debt by the System Companies. The capitalization ratios of the Company and its subsidiaries at December 31, 1997, consisted of approximately 52% long-term debt, 5% TU Electric obligated, mandatorily redeemable, preferred securities of subsidiary trusts holding solely debentures of TU Electric, 2% preferred stock and 41% common stock equity.

     Proceeds from financings by System Companies in 1997 were used primarily for the early redemption or reacquisition of debt and preferred stock. The financings consisted of:

                                                                            PRINCIPAL         CURRENT
                           DESCRIPTION                                        AMOUNT       INTEREST RATES    MATURITY
                           -----------                                     ----------      --------------    --------
                                                                      Thousands of Dollars
Senior Notes issued by  the Company..............................          $   300,000    6.20% to 6.375%   2002-2004
Unsecured Debentures issued by TU Electric.......................              300,000          7.17%          2007
Pollution Control Revenue Bonds (backed by TU Electric First Mortgage
    Bonds).......................................................              212,715     3.70% to 5.60%   2022-2032
TU Electric obligated, mandatorily redeemable, preferred securities            493,273    7.183% to 8.175%     2037
Other............................................................                9,964
                                                                            ----------
     Total.......................................................           $1,315,952
                                                                            ==========

     During 1997, the Company purchased and retired 4,015,000 shares of its common stock at a cost of $148.8 million. In addition, long-term debt and preferred stock of subsidiary companies totaling $2.1 billion was retired. Early redemptions of long-term debt and preferred stock may occur from time to time in amounts presently undetermined. (See Notes 6 and 8 to Consolidated Financial Statements.)

     At December 31, 1997, TUC, TU Electric and ENSERCH had joint lines of credit under credit facility agreements (Credit Agreements) with a group of commercial banks. The Credit Agreements have two facilities. Facility A provides for short-term borrowings aggregating up to $570 million outstanding at any one time at variable interest rates and terminates April 23, 1998. Facility B provides for short-term borrowings aggregating up to $1,330 million outstanding at any one time at variable interest rates and terminates April 24, 2002. The combined borrowings of TUC, TU Electric and ENSERCH under both facilities are limited to an aggregate of $1,900 million outstanding at any one time. ENSERCH's borrowings under both facilities are limited to an aggregate of up to $650 million outstanding at any one time. Borrowings under these facilities will be used for working capital and other corporate purposes, including commercial paper backup. The total of short-term borrowings authorized by the Board of Directors of TUC at December 31, 1997, from banks or other lenders, was $2,150 million.

     In addition, certain non-U.S. subsidiaries have revolving credit agreements aggregating approximately $95 million, of which $61 million was outstanding at December 31, 1997. These revolving credit agreements expire at various dates through 2000.

     In January 1998, the Company issued $200 million of 6.375% Series C Senior Notes due 2008, and ENSERCH issued $125 million of 6 1/4% Series A Notes due 2003 and $125 million of Remarketed Reset Notes due 2008 with a variable interest rate (5.82% at date of issuance). Net proceeds from these borrowings were used to refinance or redeem like amounts of higher rate debt and preferred stock.

     The System Companies may issue additional debt and equity securities as needed, including the possible future sale: (i) by TU Electric of up to $148.9 million principal amount of debt securities, (ii) by TU Electric of up to 250,000 shares of Cumulative Preferred Stock ($100 liquidation value), and (iii) by ENSERCH of up to $250 million aggregate principal amount of securities, all of which are currently registered with the Securities and Exchange Commission
(SEC) for offering pursuant to Rule 415 under the Securities Act of 1933.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The Company's market risk exposure is primarily a result of changes in interest rates and commodity price exposures. Derivative instruments including options, swaps, futures and other contractual commitments are used to reduce and manage a portion of those risks. With the exception of the marketing activities of a subsidiary, Enserch Energy Services, Inc. (EES), the Company's participation in derivative transactions are designated for hedging purposes; derivative instruments are not held or issued for trading purposes.

     Credit Risk - Credit risk relates to the risk of loss that the Company would incur as a result of nonperformance by counterparties to their respective derivative instruments. The Company maintains credit policies with regard to its counterparties that management believes significantly minimize overall credit risk. The Company does not obtain collateral to support the agreements but monitors the financial viability of counterparties and believes its credit risk is minimal on these transactions. The Company believes the risk of nonperformance by counterparties is minimal.

     Interest Rate Market Risk - The table below provides information concerning the Company's financial instruments as of December 31, 1997 that are sensitive to changes in interest rates, which include debt obligations and interest rate swaps. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. The Company has entered into interest rate swaps under which it has agreed to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to the specified notional principal amounts. The contracts require settlement of net interest receivable or payable at specified intervals (primarily semi-annually) which generally coincide with the dates on which interest is payable on the underlying debt. When differences exist between the swap settlement dates and the dates on which interest is payable on the underlying debt, the gap exposure, or basis risk, is managed by means of forward rate agreements. These forward rate agreements are not expected to have a material effect on the Company's financial position, results of operations or cash flows. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Weighted average variable rates are based on rates in effect at the reporting date.

                                                               Expected Maturity Date
                                                  ------------------------------------------------

                                                     1998        1999          2000         2001
                                                  ---------    ---------    ---------    ---------
                                                                 Millions of Dollars
Long-term Debt (including current maturities)
    Fixed Rate ($US) ........................     $   772.1    $   504.7    $   868.5    $   344.4
       Average interest rate ................           7.18%        8.38%        6.61%        8.00%
    Variable Rate ($US) .....................        --           --        $   990.4       --
       Average interest rate ................        --           --              6.18%     --

Interest Rate Swaps (notional amounts)
   Variable to Fixed ($US) ..................     $    16.3    $   110.5    $    32.5       --
       Average pay rate .....................           5.29%        6.68%        6.14%     --
      Average receive rate ..................           5.08%        4.89%        4.89%     --

    Fixed to Variable ($US) .................        --           --           --           --
       Average pay rate .....................        --           --           --           --
       Average receive rate .................        --           --           --           --

                                                                 Expected Maturity Date
                                                  -----------------------------------------------------
                                                                 There-                         Fair
                                                     2002        after           Total          Value
                                                  ---------    -----------    -----------    ----------
                                                                     Millions of Dollars

Long-term Debt (including current maturities)
    Fixed Rate ($US) ........................     $   595.1    $   4,446.2    $   7,531.0    $  7,931.7
       Average interest rate ................           7.53%          7.54%          7.47%      --
    Variable Rate ($US) .....................        --        $   1,010.1    $   2,000.5    $  2,000.5
       Average interest rate ................        --                4.83%          5.50%      --

Interest Rate Swaps (notional amounts)
   Variable to Fixed ($US) ..................     $   468.2    $     100.0    $     727.5    $    (57.0)
       Average pay rate .....................           8.45%          7.18%          7.83%      --
      Average receive rate ..................           5.23%          6.55%          5.34%      --

    Fixed to Variable ($US) .................        --        $     350.0    $     350.0    $      6.1
       Average pay rate .....................        --                6.32%          6.32%      --
       Average receive rate .................        --                6.89%          6.89%      --

     Energy Marketing Market Risk - As part of its natural gas marketing activities, EES enters into forward contracts that principally involve physical delivery of natural gas and derivative financial instruments, including options, swaps, futures and other contractual arrangements to offset price risks of gas supply. These activities involve price commitments into the future and, therefore, give rise to market risk. EES applies mark-to-market accounting to its business activities. At December 31, 1997, natural gas marketing operations had net commitments to sell approximately 50.6 billion cubic feet (Bcf) of natural gas through the year 2003 with offsetting net financial positions to purchase approximately 61.3 Bcf.

     For purposes of new SEC disclosure requirements, EES has performed a sensitivity analysis to estimate its exposure to market risk of its commodity and related financial commitments. The exposure for fixed price natural gas purchase and sale commitments, and derivative financial instruments, including options, swaps, futures and other contractual commitments, is based on a methodology that uses a five-day holding period and a 95% confidence level. EES uses market-implied volatilities to determine its exposure to volatility risk. Market risk is estimated as the potential loss in fair value resulting from at least a 15% change in market factors which may differ from actual results. Using 15%, the most adverse change in fair value at December 31, 1997 as a result of this analysis, was a reduction of $1.1 million. For additional information regarding derivative instruments, see Note 9 to Consolidated Financial Statements.

      Nuclear Decommissioning and Disposal of Spent Fuel Trust - TU Electric has established an external trust to provide for nuclear decommissioning and disposal of spent fuel. The trust is invested in marketable fixed income debt and equity securities. At December 31, 1997, the current market value of the debt and equity securities was $85.9 million and $74. 1 million, respectively. A hypothetical 10% increase in interest rates and 10% decrease in equity prices would result in a $10.8 million reduction in the fair value of the trust assets. However, adjustments to market value result in a corresponding adjustment to related liability accounts based on current regulatory treatment.

REGULATION AND RATES

      Under the current regulatory environment, certain System Companies are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). This statement applies to utilities that have cost-based rates established by a regulator and charged to and collected from customers. In accordance with this statement, these companies may defer the recognition of certain costs (regulatory assets) and certain obligations (regulatory liabilities) that, as a result of the ratemaking process, have probable corresponding increases or decreases in future revenues. Future significant changes in regulation or competition could affect these companies' ability to meet the criteria for continued application of SFAS 71 and may affect these companies' ability to recover such regulatory assets from, or refund such regulatory liabilities to, customers. These regulatory assets and liabilities are being amortized over various periods (5 to 40 years). The amortization is currently, or is expected to be, included in rates. In the event all or a portion of these companies' operations fail to meet the criteria for application of SFAS 71, these companies would be required to write-off all or a portion of their regulatory assets and liabilities. Should significant changes in regulation or competition occur, the affected System Companies would be required to assess the recoverability of certain assets, including plant and regulatory assets, and, if impaired, to write down the assets to reflect their fair market value. (See Note 2 to Consolidated Financial Statements.) The System Companies cannot predict the timing or extent of changes in the business environment that may require the discontinuation of SFAS 71 application.

      Although TU Electric cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this Annual Report, that might significantly alter its basic financial position, results of operation or cash flows. (See Note 15 to Consolidated Financial Statements.)

      DOCKET 9300 - The PUC's final order (Order) in connection with TU Electric's January 1990 rate increase request (Docket 9300) was reviewed by the 250th Judicial District Court of Travis County, Texas, (District Court) and thereafter was appealed to the Court of Appeals for the Third District of Texas and to the Supreme Court of Texas (Supreme Court). As a result of such review and appeals, an aggregate of $909 million of disallowances with respect to TU Electric's reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to the Company's earnings, has been remanded to the District Court with instructions that it be remanded to the PUC for reconsideration on the basis of a prudent investment standard. On remand, the PUC would also be required to reevaluate the appropriate level of TU Electric's construction work in progress included in rate base in light of its financial condition at the time of the initial hearing. In January 1997, the Supreme Court denied a motion for rehearing on the Comanche Peak minority owners issue filed by the original complainants. TU Electric cannot predict the outcome of the reconsideration of the Order on remand by the PUC.

     In its decision, the Supreme Court also affirmed the previous $472 million prudence disallowance related to Comanche Peak. Since the Company has previously recorded a charge to earnings for this prudence disallowance, the Supreme Court's decision did not have an effect on the Company's current financial position, results of operation or cash flows.

     DOCKET 11735 - In July 1994, TU Electric filed a petition in the 200th Judicial District Court of Travis County, Texas to seek judicial review of the final order of the PUC granting a $449 million, or 9.0%, rate increase in connection with TU Electric's January 1993 rate increase request of $760 million, or 15.3% (Docket 11735). Other parties to the PUC proceedings also filed appeals with respect to various portions of the order.

     DOCKETS 15638 AND 15840 - In May 1996, TU Electric filed with the PUC its transmission cost information and tariffs for open-access wholesale transmission service (Docket 15638) in accordance with PUC rules adopted in February 1996. These tariffs also provide for generation-related ancillary services necessary to support wholesale transactions. In August 1997, the PUC approved final tariffs for TU Electric and implemented rates for other transmission providers within the Electric Reliability Council of Texas (ERCOT) (Docket 15840). Under rates implemented by the PUC, TU Electric's payments for transmission service will exceed its revenues for providing transmission service. The PUC has adopted a rate-moderation plan that will minimize the impact of the new pricing mechanism for the first three years the rules are in effect. As such, the current maximum impact on the Company for 1998 is an $8.52 million deficit, which, in the opinion of the Company, is not expected to have a material effect on its financial position, results of operation or cash flows.

         DOCKET 17250 - In late 1996, as part of its regular earnings monitoring process, the PUC staff advised the PUC, after reviewing the 1995 Electric Investor-Owned Utilities Earnings Report of TU Electric, that it believed TU Electric was earning in excess of a reasonable rate of return, and the PUC and TU Electric subsequently began discussions concerning possible remedies. It was decided to limit negotiations to a resolution of issues concerning TU Electric's earnings through 1997, and discussion of a longer-term resolution was deferred. In July 1997, the PUC issued its final written order approving TU Electric's proposal to make a one-time $80 million refund to its customers (Rate Settlement) and to leave rates unchanged during the remainder of 1997. TU Electric recorded the charge to revenues in July 1997 and included the refunds in August 1997 billings. The proposal was the result of a joint stipulation in which TU Electric was joined by the PUC General Counsel, on behalf of the PUC Staff and the public interest, the Office of Public Utility Counsel, the state agency charged with representing the interests of residential and small commercial customers, and the Coalition of Cities served by TU Electric.

         DOCKET 18490 - On December 17, 1997, TU Electric, together with the PUC General Counsel, the Office of Public Utility Counsel and various other parties interested in TU Electric's rates and services, filed with the PUC a stipulation and joint application which, if granted, would among other things: (i) result in permanent retail base rate credits beginning January 1, 1998, of 4% for residential customers, 2% for general service secondary customers and 1% for all other retail customers, (ii) result in additional permanent retail base rate credits beginning January 1, 1999, of 1.4% for residential customers, (iii) impose a 11.35% cap on TU Electric's rate of return on equity during 1998 and 1999, with any sums earned above that cap being applied as additional nuclear production depreciation, (iv) allow TU Electric to record depreciation applicable to transmission and distribution assets in 1998 and 1999 as additional depreciation of nuclear production assets, (v) establish an updated cost of service study that includes interruptible customers as customer classes,
(vi) result in the permanent dismissal of pending appeals of prior PUC orders including Docket No. 11735, if all other parties that have filed appeals of those dockets also dismiss their appeals, (vii) result in the stay of any proceedings in the removal of Docket 9300 prior to January 1, 2000, and (viii) result in all gains from off-system sales of electricity in excess of the amount included in base rates being flowed to customers through the fuel factor.

          The PUC has until March 31, 1998 to approve or reject the stipulation and joint application. Otherwise, TU Electric may terminate the base rate reductions and all other aspects of the proposal upon giving two weeks notice to the PUC.

         FUEL RECONCILIATION PROCEEDINGS - In July 1997, the PUC ruled on TU Electric's petition seeking final reconciliation of all eligible fuel and purchased power expenses incurred during the reconciliation period of July 1, 1992 through June 30, 1995 (approximately $4.7 billion ). In the ruling, the PUC disallowed approximately $81 million of eligible fuel related costs (including interest of $12 million) incurred during the reconciliation period (Fuel Disallowance). The majority of the Fuel Disallowance (approximately $67 million) is related to replacement fuel costs as a result of the November 1993 collapse of the emissions chimney serving Unit 3 of the Monticello lignite-fueled generating station. In addition, the PUC ruled that approximately $10 million from the gain on sale of sulfur dioxide allowances should be deferred and reconsidered at a future date. TU Electric received a final written order from the PUC and recorded the charge to revenues in August 1997. TU Electric strongly disagrees with the Fuel Disallowance and has appealed the PUC's order.

         FUEL COST RECOVERY RULE - TU Electric in July 1997, petitioned the PUC for and received interim approval to refund approximately $67 million, including interest, in over-collected fuel costs for the period October 1995 through May 1997 (Fuel Refund). Such over-collection was primarily due to TU Electric's ability to use less expensive nuclear fuel and purchased power to offset a higher-priced natural gas market during the period. Customer refunds were included in August 1997 billings. A final order confirming the Fuel Refund was entered by the PUC in October 1997.

         LONE STAR GAS AND LONE STAR PIPELINE RATES - In October 1996, Lone Star Pipeline filed a request with the RRC to increase the rate it charges Lone Star Gas to store and transport gas ultimately destined for residential and commercial customers in the 550 Texas cities and towns served by Lone Star Gas. Lone Star Gas also requested that the RRC separately set rates for costs to aggregate gas supply for these cities. Rates previously in effect were set by the RRC in 1982. In September 1997, the RRC issued an order reducing the charges by Lone Star Pipeline to Lone Star Gas for storage and transportation services. In that order, the RRC did authorize separate charges for the Lone Star Pipeline storage and transportation services, a separate charge by Lone Star Gas for the cost of aggregating gas supplies, and a continuation of the 100% flow through of purchased gas expense. The RRC also imposed some new criteria for affiliate gas purchases and a new reconciliation procedure that will require a review of purchased gas expenses every three years. The RRC order has become final, but is being appealed by several parties including Lone Star Pipeline and Lone Star Gas. The rates authorized by the order became effective on December 1, 1997, and will result in an annual margin reduction of approximately $8.2 million.

         On August 20, 1996, the RRC ordered a general inquiry into the rates and services of Lone Star Gas, most notably a review of Lone Star Gas' historic gas cost and gas acquisition practices since the last rate setting. The inquiry docket has been separated into different phases. Two of the phases, conversion to the NARUC account numbering system and unbundling, have been dismissed by the RRC, and one other phase, rate case expense, is pending RRC action on the basis of a stipulation of all parties. In the phase dealing with historic gas cost and gas acquisition practices, Lone Star Gas and Lone Star Pipeline have filed a motion for summary disposition stating that any retroactive rate action would be inappropriate and unlawful. Settlement discussions with intervenor cities are ongoing. If the motion for summary disposition is denied, a hearing has been scheduled to begin in August 1998. A number of management and transportation related issues have been placed in a separate phase which still has an undefined scope and is being held in abeyance pending the resolution of the phase dealing with gas costs. Management believes that gas costs were prudently incurred and were properly accounted for and recovered through the gas cost recovery mechanism previously approved by the RRC. At this time, management is unable to determine the ultimate outcome of the inquiry.

COMPETITION

     The National Energy Policy Act of 1992 (Energy Policy Act) addresses a wide range of energy issues and is intended to increase competition in electric generation and broaden access to electric transmission systems. In addition, the Public Utility Regulatory Act of 1995, as amended ( PURA), impacts the PUC and its regulatory practices and encourages increased competition in some aspects of the electric utility industry in Texas. Although the Company is unable to predict the ultimate impact of the Energy Policy Act, PURA and any related regulations or legislation on the System Companies' operations, it believes that such actions are consistent with the trend toward increased competition in the energy industry.

     In order to remain competitive, the System Companies are aggressively managing their operating costs and capital expenditures through streamlined business processes and are developing and implementing strategies to address an increasingly competitive environment. These strategies include initiatives to improve their return on corporate assets and to maximize shareholder value through new marketing programs, creative rate design and new business opportunities. Additional initiatives under consideration include the potential disposition or alternative utilization of existing assets and the restructuring of strategic business units.

     While TU Electric has experienced competitive pressures in the wholesale market resulting in a small loss of load since the beginning of 1993, wholesale sales represented a relatively low percentage of TU Electric's consolidated operating revenues in 1997. TU Electric is unable to predict the extent of future competitive developments in either the wholesale or retail markets or what impact, if any, such developments may have on its operations.

     Federal legislation such as the Public Utility Regulatory Policy Act of 1978 (PURPA) and, more recently, the Energy Policy Act, as well as initiatives in various states, encourage wholesale competition among electric utility and non-utility power producers. Together with increasing customer demand for lower-priced electricity and other energy services, these measures have accelerated the industry's movement toward a more competitive pricing and cost structure. Competition in the electric utility industry was also addressed in the 1995 session of the Texas legislature. PURA was amended to encourage greater wholesale competition and flexible retail pricing. PURA amendments also require the PUC to report to the legislature, during each legislative session, on competition in electric markets. Accordingly, PUC reports were submitted to the Texas legislature in January 1997, recommending that the legislature continue the process of expanding competition in the Texas electricity markets, leading to expanded retail competition, and authorize the PUC to take numerous steps toward that goal. The PUC further recommended that full competition not occur prior to the year 2000 in order to provide an environment through which both retail customers and utilities in Texas move more smoothly to achieve the perceived benefits of competition. The PUC is seeking guidance from the legislature and authority to address the issue of stranded cost recovery. The PUC's estimate for TU Electric's potentially stranded retail costs ranged from a projected excess of net book value over market value of $7.7 billion to a projected excess of market value over net book value of $2.1 billion. Legislation that would have authorized retail competition was not enacted by the 1997 Texas legislature.

     While the Company anticipates legislation being enacted during the 1999 session of the Texas legislature to authorize competition in the retail market, they cannot predict the ultimate outcome of the ongoing efforts that are taking place to restructure the electric utility industry or whether such outcome will have a material effect on their financial position, results of operation or cash flows.

RESULTS OF OPERATION

     For the year ended December 31, 1997, net income for the Company decreased approximately 12% from the prior period. Results for 1997 were reduced by the recognition of TU Electric's $80.0 million Rate Settlement refund in July

1997, the August 1997 $81.1 million Fuel Disallowance (including interest) and a charge of $10.1 million from the sale of sulfur dioxide allowances previously recognized. After revenue-related and income taxes, these settlements reduced income by $103.4 million. Excluding these items, 1997 net income increased slightly over the 1996 period. For the year ended December 31, 1996, net income increased approximately 14% over the comparable 1995 period, excluding the after-tax effect of recording a September 1995 impairment of several non-performing assets. Such impairment, on an after-tax basis, amounted to $802 million. (See Note 14 to Consolidated Financial Statements.)

     TU Electric continued to experience core revenue and sales volume growth in excess of 3% due to increases in both number of customers and usage. Warmer than normal summer weather contributed to 1996 results, while summer weather was normal in 1995 and 1997.

     Operating revenues increased approximately 21% and 16% for the years ended December 31, 1997 and 1996, respectively. In 1997, the increase in operating revenues was due primarily to the inclusion of ENSERCH revenues ($1,278.0 million) for the period following the Merger and to TU Electric's transmission service revenues ($113.8 million) from implementing the PUC's Open Access Transmission Rule effective January 1, 1997. LCC's revenues after acquisition were $11.9 million. In 1996, the increase was due primarily to a full year of Eastern Energy's revenues ($474 million).

     Base rate electricity revenues (including unbilled sales) decreased slightly from 1996 as a result of the Rate Settlement refund mentioned above, while electric energy sales in megawatt hours (including unbilled sales) increased approximately 2% and 11% for 1997 and 1996, respectively. Fuel revenue increased in 1997 and 1996 due primarily to increases in fuel costs driven by increased energy sales and spot market gas prices, partially offset, in 1997, by the Fuel Disallowance.

     Fuel and purchased power expense increased approximately 4% and 30% for 1997 and 1996, respectively. The increases were primarily due to increased energy sales and increased spot market gas prices and in 1996 included 13.1% attributable to Eastern Energy for a full year. (See Consolidated Operating Statistics.) Gas purchased for resale represents the cost of gas ultimately sold to ENSERCH gas customers, which is recovered in rates.

     Total operating expenses, excluding fuel and purchased power and gas purchased for resale, increased approximately 15% for 1997 and 9% for 1996 (including 8.6% in 1997 attributable to ENSERCH companies since acquisition and 5.7% in 1996 attributable to Eastern Energy). Operation and maintenance expense increased in 1997 as result of recording third party transmission expenses in accordance with the Public Utility Commission's Open Access Transmission Rule, partially offset by decreased employee benefit expenses. The 1996 increase is due primarily to increases in employee benefit expenses and payroll expenses. Taxes other than income increased in 1997 due primarily to the effect of ENSERCH and LCC amounts subsequent to acquisition. Taxes other than income decreased in 1996 as a result of a reduction in TU Electric's ad valorem tax obligation due primarily to a property tax rate reduction, partially offset by an increase in state and local gross receipts tax.

     The change in other income (deductions) - net in 1997 was primarily due to losses from an interest in a telecommunications partnership. Amounts for 1996 were lower than the previous year due primarily to increased non-utility property expenses and decreased allowance for equity funds used during construction, partially offset by gains on the disposition of certain properties.

     Interest expense and distributions on preferred securities and preferred stock of subsidiaries totaled $860.6 million in 1997, $884.3 million in 1996 and $792.9 million in 1995. The Company's capital restructuring and debt reduction programs have favorably affected the comparisons. Year - to - year comparisons are also affected by the debt incurred or assumed in connection with the 1997 acquisitions of ENSERCH and LCC and the December 1995 acquisition of Eastern Energy . Interest expense in 1996 included an interest payment related to a settlement with the Internal Revenue Service, and 1997 interest expense included a charge related to the settlement on over-recovered fuel. Allowance for funds used during construction (AFUDC) decreased $2.4 million from 1996 to 1997 and $4.1 million from 1995 to 1996.

      The change in income tax expense (benefit) from 1995 to 1996 was due primarily to the effects of the recording of the September 1995 asset impairment. (See Note 10 to Consolidated Financial Statements for a reconciliation of income taxes (benefit) computed at the statutory rate to provision for income taxes (benefit).)

CHANGES IN ACCOUNTING STANDARDS

      SFAS 130, "Reporting Comprehensive Income," will become effective in 1998. This statement requires companies to report and display comprehensive income and its components (revenues, expenses, gains and losses). Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

     SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," will become effective in 1998. This statement establishes standards for defining and reporting business segments. The Company is currently determining its reportable segments.

     The adoption of SFAS 130 and SFAS 131 will not affect financial position, results of operations or cash flows.

YEAR 2000 ISSUES

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or produce erroneous data by or at the Year 2000. The Year 2000 issues affect virtually all companies and organizations.

     The Company began its Year 2000 initiative in 1996 by addressing mainframe-based application systems. In early 1997, an infrastructure project to address information technology (IT) related equipment and systems software was begun. In late 1997, a corporate-wide project to address Year 2000 issues related to embedded systems such as process controls for energy production and delivery and client-developed applications was begun. Most of the ENSERCH mainframe applications, infrastructure, embedded systems and client-developed applications that will not be migrated to existing or planned Company systems have been incorporated into these projects. These projects extend beyond the Company's organization in an effort to also work with key vendors, service suppliers and others so that the Company can appropriately prepare for Year 2000.

     The remediation and replacement work on the majority of IT application systems and infrastructure are expected to be completed by the end of 1998. Much of the work on the corporate-wide Year 2000 project is expected to be completed by the end of 1998, although the project will extend into 1999. Based on present assessments of the IT and infrastructure projects, a cost of $11.25 million was estimated. These costs are being expensed as incurred over the four-year period (1996 through 1999) covered by the projects. Assessment of the cost of the corporate-wide Year 2000 project is in the early stages.

     Eastern Energy initiated a Year 2000 project in the third quarter of 1997. The estimated cost of that project is $1.8 million, with completion anticipated in early 1999. The cost to either modify or replace LCC application systems affected by Year 2000 is estimated to be $1.5 million, with completion anticipated in 1999. The effect on LCC's embedded systems is still being assessed.

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Texas Utilities Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and common stock equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Texas Utilities Company and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP

Dallas, Texas
February 24, 1998

                    TEXAS UTILITIES COMPANY AND SUBSIDIARIES
                        STATEMENTS OF CONSOLIDATED INCOME

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------------------
                                                                                     1997             1996              1995
                                                                                  -----------      -----------      -----------
                                                                                               THOUSANDS OF DOLLARS
OPERATING REVENUES ..........................................................     $ 7,945,608      $ 6,550,928      $ 5,638,688
                                                                                  -----------      -----------      -----------

OPERATING EXPENSES
   Fuel and purchased power .................................................       2,212,689        2,136,309        1,640,990
   Gas purchased for resale .................................................       1,052,977             --               --
   Operation and maintenance ................................................       1,548,150        1,256,280        1,109,644
   Depreciation and amortization ............................................         666,448          620,505          563,819
   Taxes other than income ..................................................         558,673          534,844          536,608
                                                                                  -----------      -----------      -----------
      Total operating expenses ..............................................       6,038,937        4,547,938        3,851,061
                                                                                  -----------      -----------      -----------

OPERATING INCOME ............................................................       1,906,671        2,002,990        1,787,627

OTHER INCOME  (DEDUCTIONS)-- NET ............................................         (17,588)          (1,148)          24,583
                                                                                  -----------      -----------      -----------

INCOME BEFORE INTEREST, OTHER CHARGES
   AND INCOME TAXES .........................................................       1,889,083        2,001,842        1,812,210
                                                                                  -----------      -----------      -----------

INTEREST AND OTHER CHARGES
    Interest ................................................................         762,937          797,893          706,182
    Allowance for borrowed funds used during construction ...................          (8,890)         (11,248)         (15,327)
    Impairment of assets ....................................................            --               --          1,233,320
    Distributions on TU Electric obligated, mandatorily redeemable, preferred securities of subsidiary trusts holding solely
      debentures of TU Electric .............................................          69,701           33,001            1,801
    Preferred stock dividends of subsidiaries ...............................          27,983           53,358           84,914
                                                                                  -----------      -----------      -----------
      Total interest and other charges ......................................         851,731          873,004        2,010,890
                                                                                  -----------      -----------      -----------

INCOME (LOSS) BEFORE INCOME TAXES ...........................................       1,037,352        1,128,838         (198,680)

INCOME TAX EXPENSE (BENEFIT) ................................................         376,898          375,232          (60,035)
                                                                                  -----------      -----------      -----------

NET INCOME (LOSS) ...........................................................     $   660,454      $   753,606      $  (138,645)
                                                                                  ===========      ===========      ===========

Average shares of common stock outstanding (thousands) ......................         230,958          225,160          225,841

Per share of common stock:
   Basic earnings (loss) ....................................................     $      2.86      $      3.35      $     (0.61)
   Diluted earnings (loss) ..................................................     $      2.85      $      3.35      $     (0.61)
   Dividends declared .......................................................     $     2.125      $     2.025      $      2.81


See Notes to Consolidated Financial Statements.

                    TEXAS UTILITIES COMPANY AND SUBSIDIARIES
                      STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------
                                                                         1997             1996             1995
                                                                     -----------      -----------      -----------
                                                                                    THOUSANDS OF DOLLARS
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) ...........................................     $   660,454      $   753,606      $  (138,645)
   Adjustments to reconcile net income (loss) to cash
    provided by operating activities:
       Depreciation and amortization (including amounts
         charged to fuel) ......................................         838,606          774,305          725,646
       Deferred income taxes -- net ............................         167,705          184,612         (204,550)
       Investment tax credits -- net ...........................         (22,851)         (33,075)         (22,774)
       Allowance for equity funds used during construction .....          (5,236)          (1,575)          (6,680)
       Impairment of assets ....................................            --               --          1,233,320
       Changes in operating assets and liabilities:
          Accounts receivable ..................................        (441,964)          (2,503)         (22,898)
          Inventories ..........................................         (13,891)           6,328           18,701
          Accounts payable .....................................         333,763           33,388           10,904
          Interest and taxes accrued ...........................          39,902          (33,463)         (94,158)
          Other working capital ................................          90,322            9,912          (25,932)
          Over/(under) - recovered fuel revenue -- net of
            deferred taxes .....................................         (20,483)         (47,368)          94,717
          Gas marketing risk management assets and
            liabilities ........................................         (13,142)            --               --
          Other -- net .........................................          45,933           79,918            5,902
                                                                     -----------      -----------      -----------
             Cash provided by operating activities .............       1,659,118        1,724,085        1,573,553
                                                                     -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuances of securities:
      First mortgage bonds .....................................         212,715          244,225          535,055
      Other long-term debt .....................................         609,964        1,199,679          300,000
      TU Electric obligated, mandatorily redeemable, preferred
        securities of subsidiary trusts holding solely
        debentures of TU Electric ..............................         493,273             --            381,476
   Retirements of securities:
      First mortgage bonds .....................................        (939,467)        (556,847)        (684,385)
      Other long-term debt .....................................        (634,407)      (1,273,934)        (202,520)
      Preferred stock of subsidiaries ..........................        (553,093)         (50,269)        (504,781)
      Common stock .............................................        (148,780)         (51,636)            --
   Change in notes payable:
      Commercial paper .........................................       1,102,749          (31,894)         (78,841)
      Banks ....................................................        (543,080)        (140,378)         731,945
   Common stock dividends paid .................................        (478,592)        (451,063)        (695,656)
  Debt premium, discount, financing and reacquisition
      expenses .................................................         (40,774)         (44,043)        (123,668)
                                                                     -----------      -----------      -----------
             Cash used in financing activities .................        (919,492)      (1,156,160)        (341,375)
                                                                     -----------      -----------      -----------

CASH FLOWS FROM  INVESTING ACTIVITIES
   Construction expenditures ...................................        (586,097)        (434,139)        (434,338)
   Allowance for equity funds used during construction
    (excluding amount for nuclear fuel) ........................           2,941              892            3,952
   Change in construction receivables/payables -- net ..........          (1,688)            (706)           2,140
   Nuclear fuel (excluding allowance for equity funds used
    during construction) .......................................         (74,510)         (58,895)         (55,013)
Acquisitions ...................................................           4,777           (9,821)        (616,865)
   Other investments ...........................................         (58,753)         (75,822)        (111,175)
                                                                     -----------      -----------      -----------
             Cash used in investing activities .................        (713,330)        (578,491)      (1,211,299)
                                                                     -----------      -----------      -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH ........................           2,294            1,558           (3,452)
                                                                     -----------      -----------      -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS ........................          28,590           (9,008)          17,427
CASH AND CASH EQUIVALENTS-- BEGINNING BALANCE ..................          15,845           24,853            7,426
                                                                     -----------      -----------      -----------
CASH AND CASH EQUIVALENTS-- ENDING BALANCE .....................     $    44,435      $    15,845      $    24,853
                                                                     ===========      ===========      ===========



See Notes to Consolidated Financial Statements.

                    TEXAS UTILITIES COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                   DECEMBER 31,
                                                                                         ------------------------------
                                                                                              1997              1996
                                                                                         ------------      ------------
                                                                                              THOUSANDS OF DOLLARS
PROPERTY, PLANT AND EQUIPMENT
     Electric:
       Production ..................................................................     $ 16,294,778      $ 16,277,151
       Transmission ................................................................        1,675,681         1,607,925
       Distribution ................................................................        5,779,226         5,655,677
     Gas distribution and pipeline .................................................        1,068,708              --
     Telecommunications ............................................................          145,125                14
     Other .........................................................................          562,890           503,674
                                                                                         ------------      ------------
           Total ...................................................................       25,526,408        24,044,441
     Less accumulated depreciation .................................................        6,715,662         6,127,610
                                                                                         ------------      ------------
          Net of accumulated depreciation ..........................................       18,810,746        17,916,831
     Construction work in progress .................................................          330,184           240,612
     Nuclear fuel (net of accumulated amortization: 1997 -- $456,490,000;
          1996--$369,114,000) ......................................................          242,018           252,589
     Held for future use ...........................................................           24,087            24,483
   Less reserve for regulatory disallowances .......................................          836,005           836,005
                                                                                         ------------      ------------
       Net property, plant and equipment ...........................................       18,571,030        17,598,510
                                                                                         ------------      ------------

INVESTMENTS
   Goodwill (net of accumulated amortization: 1997--$33,444,000; 1996--$15,894,000)         1,423,420           528,102
   Other investments ...............................................................          851,320           630,121
                                                                                         ------------      ------------
         Total investments .........................................................        2,274,740         1,158,223
                                                                                         ------------      ------------

CURRENT ASSETS
   Cash and cash equivalents .......................................................           44,435            15,845
   Accounts receivable:
     Customers .....................................................................          941,506           290,111
     Other .........................................................................           50,883            44,032
     Allowance for uncollectible accounts ..........................................          (11,322)           (6,262)
   Inventories -- at average cost:
     Materials and supplies ........................................................          209,825           200,601
     Fuel stock ....................................................................           81,490            77,227
     Gas stored underground ........................................................          156,637            44,472
   Gas marketing risk management assets ............................................          365,650              --
   Prepayments .....................................................................           59,809            56,324
   Deferred income taxes ...........................................................           76,307            50,972
   Other current assets ............................................................           19,628            14,084
                                                                                         ------------      ------------
       Total current assets ........................................................        1,994,848           787,406
                                                                                         ------------      ------------

DEFERRED DEBITS
   Unamortized regulatory assets ...................................................        1,853,016         1,753,418
   Deferred income taxes ...........................................................             --              10,997
   Other deferred debits ...........................................................          180,495            89,101
                                                                                         ------------      ------------
       Total deferred debits .......................................................        2,033,511         1,853,516
                                                                                         ------------      ------------

                 Total .............................................................     $ 24,874,129      $ 21,397,655
                                                                                         ============      ============


See Notes to Consolidated Financial Statements.

                    TEXAS UTILITIES COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                         CAPITALIZATION AND LIABILITIES


                                                                                       DECEMBER 31,
                                                                              ------------------------------
                                                                                     1997           1996
                                                                              ------------      ------------
                                                                                   THOUSANDS OF DOLLARS
CAPITALIZATION
     Common stock without par value-- net ...............................     $  5,587,200      $  4,787,047
   Retained earnings ....................................................        1,311,875         1,202,390
   Cumulative currency translation adjustment ...........................          (56,013)           43,476
                                                                              ------------      ------------
       Total common stock equity ........................................        6,843,062         6,032,913
   Preferred stock of subsidiaries:
     Not subject to mandatory redemption ................................          304,194           464,427
     Subject to mandatory redemption ....................................           20,600           238,391
   TU Electric obligated, mandatorily redeemable, preferred securities of
    subsidiary trusts holding solely debentures of TU Electric ..........          875,146           381,311
   Long-term debt, less amounts due currently ...........................        8,759,379         8,668,111
                                                                              ------------      ------------
       Total capitalization .............................................       16,802,381        15,785,153
                                                                              ------------      ------------


CURRENT LIABILITIES Notes payable:
     Commercial paper ...................................................          570,000           253,151
     Banks ..............................................................           44,442            69,788
   Long-term debt due currently .........................................          772,071           356,076
   Accounts payable .....................................................          879,593           336,391
   Gas marketing risk management liabilities ............................          357,044              --
   Dividends declared ...................................................          139,994           129,879
   Customers' deposits ..................................................           91,440            80,390
   Taxes accrued ........................................................          182,532           143,424
   Interest accrued .....................................................          193,125           156,758
   Deferred income taxes ................................................            7,919            10,951
   Over-recovered fuel revenue ..........................................           11,987            42,984
   Other current liabilities ............................................          271,853            90,485
                                                                              ------------      ------------
       Total current liabilities ........................................        3,522,000         1,670,277
                                                                              ------------      ------------


DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES
   Accumulated deferred income taxes ....................................        2,989,254         2,812,623
   Unamortized investment tax credits ...................................          570,283           589,713
   Pensions and other postretirement benefits ...........................          402,292           195,667
   Other deferred credits and noncurrent liabilities ....................          587,919           344,222
                                                                              ------------      ------------
       Total deferred credits and other noncurrent liabilities ..........        4,549,748         3,942,225



COMMITMENTS AND CONTINGENCIES (Note 15)


                                                                              ------------      ------------
       Total ............................................................     $ 24,874,129      $ 21,397,655
                                                                              ============      ============




See Notes to Consolidated Financial Statements.

                    TEXAS UTILITIES COMPANY AND SUBSIDIARIES
                 STATEMENTS OF CONSOLIDATED COMMON STOCK EQUITY

                                                                                     YEAR ENDED DECEMBER 31,
                                                                           ---------------------------------------------
                                                                               1997             1996             1995
                                                                           -----------      -----------      -----------
                                                                                       THOUSANDS OF DOLLARS
COMMON STOCK without par value- authorized shares - 500,000,000:
   Balance at beginning of year ......................................     $ 4,787,047      $ 4,806,912      $ 4,798,797
      Issued for acquisitions:
           ENSERCH Corporation (15,861,272 shares) ...................         565,105             --               --
           Lufkin-Conroe Communications Co.  (8,727,730 shares)  .....         317,142             --               --
      Issued for Long-Term Incentive Compensation Plan
         (61,000 shares) .............................................           2,594             --               --
      Net change in unamortized costs of Long-Term Incentive
          Compensation Plan ..........................................          (2,197)            --               --
      Common stock repurchased and retired (4,015,000 shares
           in 1997 and 1,238,480 shares in 1996) .....................         (90,186)         (27,980)            --
      Special allocation to Thrift Plan by  trustee ..................           8,115            8,137            8,115
      Other ..........................................................            (420)             (22)            --
                                                                           -----------      -----------      -----------
     Balance at end of year (1997- 245,237,559 shares;
         1996 - 224,602,557  shares;  and 1995 - 225,841,037
         shares) .....................................................       5,587,200        4,787,047        4,806,912
                                                                           -----------      -----------      -----------

RETAINED EARNINGS:
   Balance at beginning of year ......................................       1,202,390          924,444        1,691,250
      Net income (loss) ..............................................         660,454          753,606         (138,645)
      Dividends declared on common stock .............................        (496,244)        (456,059)        (634,613)
      Common stock repurchased and retired ...........................         (58,594)         (23,633)            --
      LESOP dividend deduction tax benefit and other .................           3,869            4,032            6,452
                                                                           -----------      -----------      -----------
   Balance at end of year ............................................       1,311,875        1,202,390          924,444
                                                                           -----------      -----------      -----------

CUMULATIVE CURRENCY TRANSLATION ADJUSTMENT:
   Balance at beginning of year ......................................          43,476              397             --
     Change during the year - net of deferred income taxes ...........         (99,489)          43,079              397
                                                                           -----------      -----------      -----------
     Balance at end of year ..........................................         (56,013)          43,476              397
                                                                           -----------      -----------      -----------
COMMON STOCK EQUITY ..................................................     $ 6,843,062      $ 6,032,913      $ 5,731,753
                                                                           ===========      ===========      ===========



See Notes to Consolidated Financial Statements.

TEXAS UTILITIES COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS, MERGERS AND ACQUISITIONS

     Texas Utilities Company (TUC, or the Company) is a holding company which owns all of the outstanding common stock of Texas Energy Industries Inc. (TEI) and ENSERCH Corporation (ENSERCH). TEI is a holding company; the assets of its primary subsidiary, Texas Utilities Electric Company (TU Electric), and the Company's other electric utility businesses represent in excess of 85% of the total assets and in excess of 75% of the total revenues of the Company. TU Electric is engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within Texas. Two other subsidiaries of TEI are engaged directly or indirectly in public utility operations: Southwestern Electric Service Company (SESCO) and Texas Utilities Australia Pty. Ltd. (TU Australia), which in December 1995 acquired the common stock of Eastern Energy Limited (Eastern Energy), one of five electricity distribution companies operating in Victoria, Australia. Neither SESCO nor Eastern Energy generate electric energy. TEI has other wholly-owned service subsidiaries, which support the operations of the Company and its operating subsidiaries. For 1997, none of the Company's other businesses are significant individually or in the aggregate and, accordingly, do not require separate segment disclosure under existing accounting standards. The Company is currently determining its reportable segments under Statements of Financial Accounting Standards (SFAS ) No. 131, which becomes effective in 1998.

     On August 5, 1997, the merger transactions (Merger) between the former Texas Utilities Company, now known as TEI and ENSERCH were completed. At the effective time of the Merger: (i) the former Texas Utilities Company changed its name to TEI, (ii) TEI and ENSERCH merged with wholly-owned subsidiaries of TUC Holding Company, which, as a result, owned all the common stock of TEI and of ENSERCH, (iii) TUC Holding Company changed its name to Texas Utilities Company (now the Company), (iv) each share of TEI's common stock was automatically converted into one share of common stock of TUC, and (v) each share of common stock of ENSERCH was automatically converted into 0.225 share of common stock of TUC, with cash issued in lieu of fractional shares. The share conversions were tax-free transactions.

     Businesses and subsidiaries acquired in the Merger were Lone Star Gas Company (Lone Star Gas), a gas distribution company in Texas, serving over 1.3 million customers and providing service through over 23,800 miles of distribution mains; Lone Star Pipeline Company (Lone Star Pipeline), which has approximately 7,600 miles of gathering and transmission pipeline in Texas; and subsidiaries engaged in natural gas processing, natural gas marketing, independent power production and international gas distribution systems development.

     In the Merger, approximately 15. 9 million shares of TUC common stock were issued to former holders of ENSERCH common stock. The value assigned to the TUC shares issued and costs incurred in connection with the acquisition of ENSERCH aggregated $579 million. At the date of the Merger, ENSERCH had debt and preferred stock outstanding of approximately $1.3 billion. Effective with the Merger, under terms specified in the Merger agreement, outstanding options for ENSERCH common stock were exchanged for options for 532,913 shares of the Company's common stock exercisable at prices ranging from $7.03 to $37.71 per share, and ENSERCH was precluded from awarding further options. The estimated fair value of these options of $3,214,000 was accounted for as a part of the cost of the acquisition. At December 31, 1997, 402,966 of these options remained outstanding and exercisable.

     On November 21, 1997, the Company acquired Lufkin-Conroe Communications Co.
(LCC). Approximately 8.7 million shares of TUC common stock were issued to LCC stock holders in a stock-for-stock exchange. The value assigned to the TUC shares issued and costs incurred in connection with the acquisition of LCC aggregated $319 million. At the date of the acquisition, LCC had debt outstanding of approximately $31 million. LCC is the parent company of Lufkin-Conroe Telephone Exchange, Inc. (LCTX) and Lufkin-Conroe Telecommunications Corporation (LCT) and its subsidiaries. LCTX is an independent local exchange carrier that serves approximately 100,000 access lines in the Alto, Conroe and Lufkin areas of southeast Texas. It also provides access services to a number of interexchange carriers who provide long distance services. LCT and its subsidiaries own fiber optic cable systems which they lease to interexchange carriers, provide Internet access, radio communications tower rentals, cellular mobile telephones and radio paging services and private branch exchange service to local customers. LCT, through a subsidiary, also provides interexchange long distance service, with primary focus on business customers.

     The acquisitions of ENSERCH, LCC and Eastern Energy were accounted for as purchase business combinations. The assets and liabilities of the acquired companies at the acquisition dates were adjusted to their estimated fair values. The excess of the purchase price paid by the Company over the estimated fair value of net assets acquired and liabilities assumed was recorded as goodwill and is being amortized over 40 years. The process of determining the fair value of assets and liabilities of ENSERCH and LCC as of the date of acquisition is continuing, and the final result awaits primarily the resolution of income tax and other contingencies and finalization of some preliminary estimates. The results of operations of ENSERCH, LCC and Eastern Energy, are reflected in the consolidated financial statements of the Company from the respective dates of their acquisition.

     The Company continues to seek potential investment opportunities from time to time when it concludes that such investments are consistent with its business strategies and are likely to enhance the long-term return to its shareholders. In January 1998, the Company announced that it had approached the Energy Group plc (TEG) in connection with its possible interest in acquiring TEG. TEG is a diversified international energy group. Discussions between the Company and TEG are continuing and may or may not lead to an offer being made by the Company. Likewise, the timing, amount and funding of any specific new business investment opportunities are presently undetermined.

     Following is a summary of unaudited pro forma results of operations assuming the ENSERCH and LCC acquisitions had occurred at the beginning of the periods presented:

                                                                          Year Ended December 31,
                                                                      ------------------------------
                                                                          1997               1996
                                                                      ----------          ----------
                                                                           Thousands of dollars
     Revenues ....................................                    $9,315,952          $8,526,600
     Operating income ............................                     1,971,790           2,109,610
     Net income ..................................                       665,593             751,333
     Earnings per share of common stock:
         Basic ...................................                    $     2.68          $     3.01
         Diluted .................................                    $     2.67          $     2.99

2.   SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries (System Companies). Prior to August 5, 1997, the date of the Merger, the Company did not have any assets or operations. Pursuant to the Merger, the Company became the parent of each of TEI and ENSERCH. For financial reporting purposes, the Company is treated as the successor to TEI. Unless otherwise specified, all references to the Company for periods prior to August 5, 1997, are deemed to be references to TEI since the merger of the Company and TEI is the combination of entities under common control. The Company's financial statements have been restated in a manner similar to pooling of interests accounting. Since the acquisitions of ENSERCH, LCC and Eastern Energy were purchase business combinations, no financial and other information for those companies are presented for periods prior to their dates of acquisition.

      All significant intercompany items and transactions have been eliminated in consolidation. Investments in significant unconsolidated affiliates are accounted for by the equity method. Certain previously reported amounts have been reclassified to conform to current classifications.

     Use of Estimates -- The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the periods covered by the consolidated financial statements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments were made to previous estimates during the current year.

     System of Accounts -- The accounting records of TU Electric and SESCO are maintained in accordance with the Federal Energy Regulatory Commission's (FERC) Uniform System of Accounts as adopted by the Public Utility Commission of Texas
(PUC). Lone Star Gas and Lone Star Pipeline, divisions of ENSERCH, are subject to the accounting requirements prescribed by the National Association of Regulatory Utility Commissioners.

     Property, Plant and Equipment -- Electric and gas utility plant is stated at original cost less certain regulatory disallowances. The cost of property additions to electric and gas utility plant includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction (AFUDC). Other property is stated at cost.

     Allowance For Funds Used During Construction -- AFUDC is a cost accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to utility plant. The accrual of AFUDC is in accordance with generally accepted accounting principles for the industry, but does not represent current cash income.

         TU Electric capitalizes AFUDC, compounded semi-annually, on expenditures for ongoing construction work in progress (CWIP) and nuclear fuel in process not otherwise allowed in rate base by regulatory authorities. For 1997, 1996 and 1995, TU Electric used rates of 7.9%, 7.4%, and 7.7%, respectively. Other regulated subsidiaries also capitalize AFUDC.

         Depreciation of Property, Plant and Equipment -- Depreciation of the Company's electric and gas utility plant is generally based upon an amortization of the original cost of depreciable properties (net of regulatory disallowances) on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for TU Electric's Comanche Peak decommissioning costs which is being accrued over the lives of the units and deposited to external trust funds. (See Note 15.) Depreciation of all other plant and equipment generally is determined by the straight-line method over the useful life of the asset. Consolidated depreciation as a percent of average depreciable property for the Company and System Companies approximated 2.6% for 1997, 2.7% for 1996 and 2.6% 1995.

         Amortization of Nuclear Fuel and Refueling Outage Costs -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units of production method and is included in nuclear fuel expense. TU Electric accrues a provision for costs anticipated to be incurred during the next scheduled Comanche Peak nuclear generating station (Comanche
Peak) refueling outage.

         Foreign Currency Translation -- The assets and liabilities of foreign operations denominated in foreign currencies are translated at rates in effect at year end. Revenues and expenses are translated at average rates for the applicable periods. Generally, local currencies are considered to be the functional currency, and adjustments resulting from such translation are included in the cumulative currency translation adjustment, a separate component of common stock equity.

         Derivative Instruments -- The Company enters into interest rate swaps to reduce exposure to interest rate fluctuations. Amounts paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the agreements as adjustments to interest expense. The Company also enters into derivative contracts in connection with the wholesale purchases of electric energy by Eastern Energy and defers the impact of changes in the market value of the contracts, which serve as hedges, until the related transaction is completed. (See Note 9.)

         Energy Marketing Activities -- The Company, through its natural gas marketing subsidiary, Enserch Energy Services, Inc. (EES), is a marketer of natural gas and natural gas services. As part of these business activities, EES enters into a variety of transactions, including forward contracts principally involving physical delivery of natural gas and derivative financial instruments, including options, swaps, futures and other contractual arrangements. The derivative transactions are concentrated with established energy companies and major financial institutions. EES uses the mark-to-market method of valuing and recognizing earnings from firm contractual commitments to purchase and sell natural gas in the future and from its portfolio of derivative financial instruments, including options, swaps, futures and other contractual commitments. (See Note 9.)

         Revenues -- Electric revenues include billings under approved rates (including a fixed fuel factor) applied to meter readings each month on a cycle basis and an accrual of base rate revenue for energy provided after cycle billing but not billed through the end of each month. Revenues also include an amount for under- or over-recovery of fuel revenue representing the difference between actual fuel cost and billings under the approved fixed fuel factor and a provision that generally allows recovery through a Power Cost Recovery Factor, on a monthly basis, of the capacity portion of purchased power cost and wheeling cost from qualifying facilities not included in base rates. The fuel portion of purchased power cost is included in the fixed fuel factor. A utility's fuel factor can be revised upward or downward every six months, according to a specified schedule. A utility is required to petition to make either surcharges or refunds to ratepayers, together with interest based on a twelve month average of prime commercial rates, for any material cumulative under- or over-recovery of fuel costs. If the cumulative difference of the under- or over-recovery, plus interest, is in excess of 4% of the annual estimated fuel costs most recently approved by the PUC, it will be deemed to be material. A procedure exists for an expedited change in fuel factors in the event of an emergency. Final reconciliation of fuel costs must be made either in a reconciliation proceeding, which may cover no more than three years and no less than one year, or in a general rate case. (See Note 13.)

         The city gate rate for the cost of gas Lone Star Gas ultimately delivers to residential and commercial customers is established by the Railroad Commission of Texas (RRC) and provides for full recovery of the actual cost of gas delivered, including out-of-period costs such as gas-purchase contract settlement costs. The rates Lone Star Gas charges its residential and commercial customers are established by the municipal governments of the cities and towns served, with the RRC having appellate jurisdiction. Lone Star Gas records revenues on the basis of cycle meter readings throughout the month and accrues revenues for gas delivered from the meter reading dates to the end of the month. The rate Lone Star Pipeline charges to Lone Star Gas for transportation and storage of gas ultimately consumed by residential and commercial customers is established by the RRC.

         Income Taxes -- The Company and its domestic (U.S.) subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Investment tax credits are normally amortized to income over the estimated service lives of the properties. Deferred income taxes are currently provided for temporary differences between the book and tax basis of assets and liabilities (including the provision for regulatory disallowances). Certain provisions of SFAS 109 provide that regulated enterprises are permitted to recognize such adjustments as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates. Accordingly, at December 31, 1997, the consolidated balance sheet includes a net regulatory tax asset of $1,249,338,000.

         Effective January 1, 1997, TU Electric's state franchise tax status changed from a tax based on net taxable capital to a tax based on net taxable earned surplus. Certain other subsidiaries of the Company are also taxed on the earned surplus method. Net taxable earned surplus is based on the federal income tax return. The portion of the franchise tax calculated under the earned surplus method is an income tax.

         Income Taxes on Undistributed Earnings of Foreign Subsidiaries -- The Company intends to reinvest the earnings of its foreign subsidiaries into those businesses. Accordingly, no provision has been made for taxes which would be payable if such earnings were to be repatriated to the United States.

         Earnings Per Share - Under the provisions of SFAS 128, which became effective in December 1997, basic earnings per share applicable to common stock are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share since the Merger include the effect of potential common shares resulting from the assumed conversion of the outstanding 6 3/8% Convertible Subordinated Debentures due 2002 of ENSERCH and the exercise of all outstanding stock options. For the period from the effective date of the Merger to December 31, 1997, 999,492 shares were added to the average shares outstanding for 1997 and $1,545,964 of after-tax interest expense was added to earnings applicable to common stock for the purpose of calculating diluted earnings per share. Previously reported earnings per share amounts for prior years were not affected by the new standard.

         Consolidated Cash Flows -- For purposes of reporting cash flows, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

         The schedule below details the Company's cash payments and noncash investing and financing activities:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                         ----------------------------------------------
                                                                              1997             1996             1995
                                                                         -----------       -----------      -----------
                                                                                      THOUSANDS OF DOLLARS
CASH PAYMENTS
   Interest (net of amounts capitalized) ..........................      $   630,844       $   757,092      $   677,415
   Income taxes ...................................................          174,908           246,556          208,326
NON-CASH INVESTING AND FINANCING ACTIVITIES
   Acquisition of ENSERCH and LCC (1997) and Eastern Energy (1995):
      Book value of assets acquired ...............................      $ 2,033,311       $      --        $ 1,329,158
      Goodwill ....................................................        1,005,277              --            302,497
      Common stock issued, net of capitalized expenses ............         (892,068)            9,821             --
      Liabilities assumed .........................................       (2,124,878)             --         (1,006,847)
                                                                         -----------       -----------      -----------
         Cash used ................................................           21,642             9,821          624,808
      Cash acquired ...............................................          (26,419)             --             (7,943)
                                                                         -----------       -----------      -----------
         Net cash used (provided) .................................      $    (4,777)      $     9,821      $   616,865
                                                                         ===========       ===========      ===========

   Regulatory Assets and Liabilities -- SFAS 71 applies to utilities which have cost-based rates established by a regulator and charged to and collected from customers. In accordance with this statement, the Company's regulated subsidiaries may defer the recognition of certain costs (regulatory assets) and certain obligations (regulatory liabilities) that, as a result of the rate making process, have probable corresponding increases or decreases in future revenues. These regulatory assets and liabilities are being amortized over various periods of 5 to 40 years and are currently included in rates, or are expected to be included in future rates.

   Significant net regulatory assets of the System Companies are as follows:

                                                                      DECEMBER 31,
                                                             ------------------------------
                      ITEM                                       1997              1996
                      ----                                   -----------       ------------
                                                                THOUSANDS OF DOLLARS
          Securities reacquisition costs ..............      $   397,488       $   396,335
          Canceled lignite unit costs .................            9,208            12,322
          Rate case costs .............................           56,637            59,444
          Litigation and settlement costs .............           72,685            72,685
          Voluntary retirement/severance program ......          100,337           128,337
          Recoverable deferred income taxes - net .....        1,249,338         1,167,922
          Other regulatory assets (liabilities) .......           40,008           (10,942)
                                                             -----------       -----------
              Unamortized regulatory assets ...........        1,925,701         1,826,103
           Reserve for regulatory disallowances .......          (72,685)          (72,685)
          Unamortized investment tax credits ..........         (570,283)         (589,713)
                                                             -----------       -----------
              Unamortized regulatory assets-- net .....      $ 1,282,733       $ 1,163,705
                                                             ===========       ===========

     Future significant changes in regulation or competition could affect the regulated subsidiaries' ability to meet the criteria for continued application of SFAS 71 and may affect their ability to recover these regulatory assets from, or refund these regulatory liabilities to, customers. If the affected System Companies were to discontinue the application of SFAS 71, they would be required to assess the recoverability of certain assets, including plant and regulatory assets, and, if impaired, to write down the assets to reflect their fair market value. The Company cannot predict the ultimate outcome of the ongoing efforts that are taking place to restructure the electric utility industry or whether the outcome of such efforts will have a material effect on its financial position, results of operation or cash flows. However, the Company has no current knowledge of planned or impending actions by regulators, including the legislature of the State of Texas, that would affect recoverability of its plant and net regulatory assets.

3.   SHORT-TERM FINANCING

     The Company had outstanding short-term borrowings of $614,442,000, consisting of commercial paper of $570,000,000 and bank borrowings of $44,442,000, at December 31, 1997. The weighted average interest rates on such borrowings was 6.18% at December 31, 1997. During the years 1997, 1996 and 1995, the Company's average amounts outstanding for short-term borrowings, including amounts classified as long-term, were $1,222,176,000, $593,660,000 and $149,806,000, respectively. Weighted average interest rates for short-term borrowings during such periods were 5.86%, 5.94% and 6.33%, respectively.

     At December 31, 1997, the Company, TU Electric and ENSERCH had joint lines of credit under credit facility agreements (Credit Agreements) with a group of commercial banks. The Credit Agreements have two facilities. Facility A provides for short-term borrowings aggregating up to $570,000,000 outstanding at any one time at variable interest rates and terminates April 23, 1998. Facility B provides for short-term borrowings aggregating up to $1,330,000,000 outstanding at any one time at variable interest rates and terminates April 24, 2002. The combined borrowings of the Company, TU Electric and ENSERCH under both facilities are limited to an aggregate of $1,900,000,000 outstanding at any one time. ENSERCH's borrowings under both facilities are limited to an aggregate of up to $650,000,000 outstanding at any one time. Borrowings under these facilities will be used for working capital and other corporate purposes, including commercial paper backup. The total of short-term borrowings authorized by the Board of Directors of the Company at December 31, 1997, from banks or other lenders, was $2,150,000,000.

     In addition, certain non-U.S. subsidiaries have revolving credit agreements aggregating approximately $95,000,000, of which $61,000,000 was outstanding at December 31, 1997. These revolving credit agreements expire at various dates through 2000.

     The Company intends to refinance up to $990,440,000 of its current short-term borrowings beyond one year of the balance sheet date of December 31, 1997. As a result, such amount has been reclassified from notes payable - commercial paper to long-term debt on the Company's 1997 Balance Sheet (see Note
8). If necessary, the Company would draw upon Facility B if such amount were not refinanced in the normal course of business.

4.    COMMON STOCK

      The Company has an Automatic Dividend Reinvestment and Common Stock Purchase Plan (DRIP) and an Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan). During each of the last three years, requirements under the DRIP and Thrift Plan have been met through open market purchases of the Company's common stock.

      At December 31, 1997, the Thrift Plan had an obligation of $250,000,000 outstanding in the form of a note, which the Company purchased from the original third-party lender and recorded as a reduction to common equity. At December 31, 1997, the Thrift Plan trustee held 5,375,158 shares of common stock (LESOP Shares) of the Company under the leveraged employee stock ownership provision of the Thrift Plan. LESOP Shares are held by the trustee until allocated to Thrift Plan participants when required to meet the System Companies' obligations under terms of the Thrift Plan. The Thrift Plan uses dividends on the LESOP Shares held and contributions from the System Companies, if required, to repay interest and principal on the note. Common stock equity increases at such time as LESOP Shares are allocated to participants' accounts although shares of common stock outstanding include unallocated LESOP Shares held by the trustee. Allocations to participants' accounts in each of the years 1997 and 1995 increased common stock equity by $8,115,000; 1996 increased by $8,137,000.

      The Long-Term Incentive Compensation Plan was approved and adopted by the directors of the Company and approved by the shareholders in 1997. The purpose of the plan is to assist the Company in attracting, retaining and motivating executive officers and other key employees essential to the success of the Company through performance-related incentives linked to long-range performance goals. The plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards (Awards) of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. All Awards will be made in, or based on the value of, the Company's common stock. The maximum number of shares of common stock for which Awards may be granted under the plan is 2,500,000 subject to adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other similar event. During 1997, the Board of Directors authorized the award of 61,000 shares of restricted common stock, which were issued in 1997 subject to performance and vesting requirements over a three to five year period. No stock options were granted.

      At December 31, 1997, 14,154,372 shares of the authorized but unissued common stock of the Company were reserved for issuance and sale pursuant to the above plans, for conversion of the 6 3/8% Convertible Subordinated Debentures due 2002 (see Note 8) and for other purposes.

      In November 1997, the Company's Board of Directors increased the common stock repurchase limit to $350 million of which $148,780,000 was used as of December 31, 1997 to purchase and retire 4,015,000 shares of the Company's issued and outstanding common stock during 1997. The cost of the repurchased shares, to the extent it exceeded the estimated amount received upon their original issuance, has been charged to retained earnings.

      The Company has 50,000,000 authorized shares of serial preference stock having a par value of $25 a share, none of which has been issued.

5.    DIVIDEND RESTRICTIONS OF SUBSIDIARIES

      The articles of incorporation and/or the mortgages, as supplemented, and certain other debt instruments of TU Electric and SESCO contain provisions which, under certain conditions, restrict distributions on or acquisitions of common stock. At December 31, 1997, $29,236,000 of retained earnings of TU Electric, and $13,970,000 of retained earnings of SESCO, were thus restricted as a result of such provisions.

6.       PREFERRED STOCK OF SUBSIDIARIES

                                                                                     REDEMPTION PRICE PER SHARE
                                                                             (BEFORE ADDING ACCUMULATED DIVIDENDS)
                                    SHARES OUTSTANDING         AMOUNT        ------------------------------------
          DIVIDEND RATE                DECEMBER 31,         DECEMBER 31,      DECEMBER 31,1997   EVENTUAL MINIMUM
          -------------             -----------------  --------------------- ----------------   ----------------
                                     1997       1996       1997       1996
                                    ------    -------  ---------   --------
                                                        THOUSANDS OF DOLLARS
NOT SUBJECT TO MANDATORY REDEMPTION:
------------------------------------
TU ELECTRIC (CUMULATIVE, WITHOUT PAR VALUE, ENTITLED UPON LIQUIDATION TO $100 A SHARE; AUTHORIZED 17,000,000 SHARES)
--------------------------------------------------------------------------------------------------------------------

$  4.50 series..................    22,406     74,367  $   2,242   $  7,440      $ 110.00           $ 110.00
    4.00 series (Dallas Power)..    20,755     70,000      2,090      7,049        103.56             103.56
    4.56 series (Texas Power)...    52,879    133,628      5,291     13,371        112.00             112.00
    4.00 series (Texas Electric)    69,221    110,000      6,922     11,000        102.00             102.00
    4.56 series (Texas Electric)    22,237     64,947      2,246      6,560        112.00             112.00
    4.24 series.................    18,194    100,000      1,834     10,081        103.50             103.50
    4.64 series.................    25,195    100,000      2,524     10,016        103.25             103.25
    4.84 series.................    15,964     70,000      1,597      7,000        101.79             101.79
    4.00 series (Texas Power)...    27,391     70,000      2,739      7,000        102.00             102.00
    4.76 series.................    23,181    100,000      2,318     10,000        102.00             102.00
    5.08 series.................    27,716     80,000      2,773      8,004        103.60             103.60
    4.80 series.................    20,420    100,000      2,044     10,009        102.79             102.79
    4.44 series.................    33,672    150,000      3,381     15,061        102.61             102.61
    7.20 series.................        --    200,000         --     20,044            --                 --
    6.84 series.................        --    200,000         --     20,023            --                 --
    7.24 series.................        --    247,862         --     24,905            --                 --
    8.20 series (a) (c).........   146,501    338,872     14,138     32,704         (b)               100.00
    7.98 series.................   261,075    474,000     25,774     46,794         (b)               100.00
    7.50 series (a).............   308,308    392,234     29,918     38,062         (b)               100.00
    7.22 series (a).............   220,448    301,132     21,363     29,182         (b)               100.00
Adjustable rate series A........        --    884,700         --     86,878            --                 --
Adjustable rate series B........        --    440,137         --     43,244            --                 --
                                 ---------  ---------    -------    -------
       Total.................... 1,315,563  4,701,879    129,194    464,427
                                 ---------  ---------    -------    -------


ENSERCH (ENTITLED UPON LIQUIDATION TO STATED VALUE PER SHARE; AUTHORIZED
------------------------------------------------------------------------
2,000,000 SHARES) Adjustable Rate Preferred Stock:
    Series E (c) (d)............   100,000         --    100,000         --      1,000.00           1,000.00
    Series F (d)................    75,000         --     75,000         --         (b)             1,000.00
                                 ---------  ---------    -------    -------
       Total....................   175,000         --    175,000         --
                                 ---------  ---------    -------    -------
         Total.................. 1,490,563  4,701,879  $ 304,194   $464,427
                                 =========  =========  =========   ========


TU ELECTRIC - SUBJECT TO MANDATORY REDEMPTION (E)
-------------------------------------------------
$  9.64 series..................        --    400,000  $      --   $ 39,981        --                    --
    6.98 series.................   107,500  1,000,000      10,672    99,199         (b)               100.00
    6.375 series................   100,000  1,000,000       9,928    99,211         (b)               100.00
                                 ---------  ---------    -------    -------
       Total....................   207,500  2,400,000  $   20,600  $238,391
                                 =========  =========  =========   ========

----------------
(a) The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one quarter of a share of underlying preferred stock.
(b)  Preferred stock series is not redeemable at December 31, 1997.
(c)  Preferred stock series redeemed in January 1998.
(d) Stated value $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one-tenth of a share of underlying preferred stock for Series E ($100 per share) and one-fortieth of a share for Series F ($25 per share). Dividend rates are determined quarterly, in advance, based on certain U.S. Treasury rates. At December 31, 1997, the Series E bears a dividend rate of 7.0% and the Series F bears a dividend rate of 5.54%.
(e) TU Electric is required to redeem at a price of $100 per share plus accumulated dividends a specified minimum number of shares annually or semi-annually on the initial/next dates shown below. These redeemable shares may be called, purchased or otherwise acquired. Certain issues may not be redeemed at the option of TU Electric prior to 2003. TU Electric may annually call for redemption, at its option, an aggregate of up to twice the number of shares shown below for each series at a price of $100 per share plus accumulated dividends.

                              MINIMUM REDEEMABLE         INITIAL/NEXT DATE OF
              SERIES                SHARES               MANDATORY REDEMPTION
              ------                ------               --------------------
          $    6.98            50,000 annually               July 1, 2003
               6.375           50,000 annually               October 1, 2003

     The carrying value of preferred stock subject to mandatory redemption is being increased periodically to equal the redemption amounts at the mandatory redemption dates with a corresponding increase in preferred stock dividends.

     During the year ended December 31, 1997, TU Electric redeemed or purchased 5,578,816 shares of its preferred stock (including 3,989,640 shares purchased by the Company in March 1997 pursuant to a tender offer and subsequently sold to TU Electric) with annual dividend rates ranging from 4.00% to 9.64% at a total cost of approximately $553,093,000. In January 1998, TU Electric redeemed all of the outstanding shares of the $8.20 series preferred stock, and ENSERCH redeemed the Series E Adjustable Rate Preferred Stock, in each case at 100% of the liquidation price plus accumulated and unpaid dividends.

7. TU ELECTRIC OBLIGATED, MANDATORILY REDEEMABLE, PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY DEBENTURES OF TU ELECTRIC

     Five statutory business trusts, each a TU Electric Trust, have been established as financing subsidiaries of TU Electric for the purposes, in each case, of issuing common and preferred trust securities and holding Junior Subordinated Debentures issued by TU Electric (Debentures). TU Electric Capital I, II and III preferred trust securities have a liquidation preference of $25 per unit, and TU Electric Capital IV and V preferred trust securities have a liquidation preference of $1,000 per unit (Capital Securities). The Debentures held by each TU Electric Trust are its only assets. The interest on Trust assets matches the dividend rates on the trust securities. Each TU Electric Trust will use interest payments received on the Debentures it holds to make cash distributions on the trust securities it has issued.

     The preferred securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures are subject to redemption, in whole or in part at the option of TU Electric, at 100% of their principal amount plus accrued interest, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events. The carrying value of the preferred securities is being increased periodically to equal the redemption amounts at the mandatory redemption dates with a corresponding increase in preferred securities distributions.

     At December 31, 1997 and 1996, the following preferred securities and related trust assets of the TU Electric Trusts were outstanding:

                                                             PREFERRED SECURITIES                     TRUST ASSETS
                                             -------------------------------------------------   -----------------------
                                                UNITS OUTSTANDING               AMOUNT                   AMOUNT
                                                   DECEMBER 31,               DECEMBER 31,             DECEMBER 31,
                                             -----------------------   -----------------------   -----------------------
                                                1997         1996         1997          1996        1997         1996
                                             ----------   ----------   ----------   ----------   ----------   ----------
COMPANY                                                          THOUSANDS OF DOLLARS
-------
TU Electric Capital I (8.25% Series) .....    5,871,044    5,871,044   $  140,851   $  140,671   $  154,869   $  154,869
TU Electric Capital II (9.00% Series) ....    1,991,253    1,991,253       47,374       47,301       51,419       51,419
TU Electric Capital III (8.00% Series) ...    8,000,000    8,000,000      193,510      193,339      206,186      206,186
TU Electric Capital IV (floating rate
      Capital Securities)(a) .............      100,000         --         97,570         --        103,093         --
TU Electric Capital V (8.175% Capital
     Securities) .........................      400,000         --        395,841         --        412,372         --
                                             ----------   ----------   ----------   ----------   ----------   ----------
                  Total ..................   16,362,297   15,862,297   $  875,146   $  381,311   $  927,939   $  412,474
                                             ==========   ==========   ==========   ==========   ==========   ==========

(a) Floating rate is determined quarterly based on LIBOR. The related interest rate swap fixes the rate at 7.183%.

      At December 31, 1997, TU Electric, with respect to its Capital IV securities, had an interest rate swap agreement with a notional principal amount of $100,000,000 expiring 2002 that fixed the rate on the securities at 7.183% per annum.

     The combination of the obligations of TU Electric pursuant to agreements to pay the expenses of each of the TU Electric Trusts and TU Electric's guarantees of distributions with respect to trust securities, to the extent the issuing trust has funds available therefor, constitutes a full and unconditional guarantee by TU Electric of the obligations of each trust under the trust securities it has issued. TU Electric is the owner of all the common trust securities of each trust, which, in each case, constitutes 3% or more of the liquidation amount of all the trust securities issued by such trust.

     In January 1998, TU Electric redeemed all of the outstanding shares of the TU Electric Capital II preferred trust securities at 100% of the liquidation amount of $25 per preferred security, plus accumulated and unpaid dividends.

8.   LONG-TERM DEBT, LESS AMOUNTS DUE CURRENTLY

     INTEREST        SERIES                                    DECEMBER 31,
      RATE             DUE                                 ---------------------
      ----             ---                                 1997             1996
                                                           ----             ----
                                                           THOUSANDS OF DOLLARS
First mortgage bonds:
      5-1/2% series due 1998 ...................         $   --           $125,000
      5-3/4% series due 1998 ...................             --            150,000
      5-7/8% series due 1998 ...................             --            175,000
      6-1/2% series due 1998 ...................             --              1,065
      7-3/8% series due 1999 ...................          100,000          100,000
      Floating rate series due 1999 ............             --            300,000
      9-1/2% series due 1999 ...................          200,000          200,000
      7-3/8% series due 2001 ...................          150,000          150,000
      7.95 % series due 2002 ...................              888              900
      8    % series due 2002 ...................          147,000          147,000
      8-1/8% series due 2002 ...................          150,000          150,000
      6-3/4% series due 2003 ...................          200,000          200,000
      6-3/4% series due 2003 ...................          100,000          100,000
      6-1/4% series due 2004 ...................          125,000          125,000
      8-1/4% series due 2004 ...................          100,000          100,000
      6-3/4% series due 2005 ...................          100,000          100,000
      10.44% series due 2008 ...................            3,000            3,000
      9-3/4% series due 2021 ...................          135,855          280,855
      8-7/8% series due 2022 ...................          125,000          175,000
      9    % series due 2022 ...................             --            100,000
      7-7/8% series due 2023 ...................          300,000          300,000
      8-3/4% series due 2023 ...................          135,550          195,550
      7-7/8% series due 2024 ...................          225,000          225,000
      8-1/2% series due 2024 ...................          113,000          163,000
      7-3/8% series due 2025 ...................          208,000          208,000
      7-5/8% series due 2025 ...................          250,000          250,000
    Pollution control series:
     Brazos River Authority
      7-7/8% series due 2017 ...................             --             81,305
      9-7/8% series due 2017 ...................             --             28,765
      9-1/4% series due 2018 ...................           54,005           54,005
      8-1/4% series due 2019 ...................          100,000          100,000
      8-1/8% series due 2020 ...................           50,000           50,000
      7-7/8% series due 2021 ...................          100,000          100,000
      Taxable series due 2021 (5.86%) (a) ......           40,895           65,940
      5-1/2% series due 2022 ...................           50,000           50,000
      6-5/8% series due 2022 ...................           33,000           33,000
      6.70 % series due 2022 ...................           16,935           16,935
      6-3/4% series due 2022 ...................           50,000           50,000
      Series 1997D due 2022 (3.75%) (c) ........           28,765             --
      Taxable series due 2023 (5.85%) (a) ......          100,000          100,000
      6.05 % series due 2025 ...................           90,000           90,000
      Series 1996A due 2026 (5.10%) (c) ........           25,060           25,060
      6-1/2% series due 2027 ...................           46,660           46,660
      6.10 % series due 2028 ...................           50,000           50,000
      Series 1994A due 2029 (3.75% to 3.85%) (b)           39,170           39,170
      Series 1994B due 2029 (3.75% to 3.80%) (b)           39,170           39,170
      Series 1995A due 2030 (5.10%) (c) ........           50,670           50,670
      Series 1995B due 2030 (4.60%) (c) ........          118,355          118,355
      Series 1995C due 2030 (5.10%) (c) ........          118,355          118,355
      Series 1996B due 2030 (4.60%) (c) ........           61,215           61,215
      Series 1996C due 2030 (5.10%) (c) ........           50,000           50,000
      Series 1997A due 2032 (5.10%) (c) ........           50,000             --
      Series 1997B due 2032 (4.95%) (c) ........           31,305             --
      Series 1997C due 2032 (5.10%) (c) ........           25,045             --
     Sabine River Authority of Texas
      9    % series due 2007 ...................             --             51,525
      8-1/8% series due 2020 ...................           40,000           40,000
      8-1/4% series due 2020 ...................           11,000           11,000

     INTEREST        SERIES                                                    DECEMBER 31,
      RATE             DUE                                              -------------------------
      ----             ---                                              1997                 1996
                                                                        ----                 ----
                                                                           THOUSANDS OF DOLLARS
     Sabine River Authority of  Texas (continued)
      5.55 %  series due 2022 .............................         $    75,000          $    75,000
      6.55 %  series due 2022 .............................              40,000               40,000
      5.85 %  series due 2022 .............................              33,465               33,465
      Series 1997A  due 2022 (3.70%) (c) ..................              51,525                 --
      Series 1996A  due 2026 (5.10%) (c) ..................              57,950               57,950
      Series 1996B  due 2026 (5.10%) (c) ..................              25,000               25,000
      Series 1995A  due 2030 (5.20%) (c) ..................              16,000               16,000
      Series 1995B  due 2030 (4.50%) (c) ..................              12,050               12,050
      Series 1995C  due 2030 (4.60%) (c) ..................              18,475               18,475
     Trinity River Authority of  Texas
      9% series due 2007 ..................................                --                 12,000
      Series 1997A due 2022 (3.75%) (c) ...................              12,000                 --
      Series 1996A  due 2026 (5.10%) (c) ..................              25,000               25,000
      Series 1997B due 2032 (5.95%) (c) ...................              14,075                 --
   Secured medium-term notes, series A ....................              30,000               30,000
   Secured medium-term notes, series B ....................             114,200              114,200
   Secured medium-term notes, series D ....................             201,150              201,150
                                                                    -----------          -----------
         Total first mortgage bonds .......................           5,063,788            6,205,790
General obligation bonds ..................................               9,646               10,000
Debt assumed for purchase of utility plant (d) ............             153,537              156,182
TU Electric 7.17% Senior Debentures due 2007 ..............             300,000                 --
Senior notes:
   TEI (due through 2010 at 10.2% to 10.58%) ..............             235,800              239,350
   TUC (due through 2004 at 6.20% to 6.375%) ..............             300,000                 --
   ENSERCH (due through 2005 at 6.25% to 8.875%) ..........             575,000                 --
   TUMCO (due through 2005 at 6.5% to 9.42%) ..............             367,856              382,142
   LCC (due through 2003 at 7.15% to 10.5%) ...............                 648                 --
   Eastern Energy (due through  2016 at 6.75% to 7.25%) (e)             280,994              343,389
6 3/8% Convertible subordinated debentures due 2002 .......              90,750                 --
Term credit facilities (f) ................................           1,416,728            1,381,290
Unamortized premium and discount and fair value adjustments             (35,368)             (50,032)
                                                                    -----------          -----------

         Total long-term debt, less amounts
                    due currently .........................         $ 8,759,379          $ 8,668,111
                                                                    ===========          ===========


-------------------------
(a) Interest rates in effect at December 31, 1997 are presented. Taxable pollution control series are in a flexible rate mode. Series 1991D bonds due 2021 were remarketed on June 1, 1995 for rate periods up to 180 days and are secured by an irrevocable letter of credit with maturities in excess of one year. Series 1993 bonds due 2023 will be remarketed for periods of less than 270 days and are secured by an irrevocable letter of credit with maturities in excess of one year.
(b) Interest rates in effect at December 31, 1997 are presented. These series are in a flexible mode with varying interest rates and, while in such mode, will be remarketed for periods of less than 270 days and are secured by an irrevocable letter of credit with maturities in excess of one year.
(c) Interest rates in effect at December 31, 1997 are presented . These series are in a daily mode with varying interest rates and are supported by either municipal bond insurance policies and standby bond purchase agreements or are secured by irrevocable letters of credit with maturities in excess of one year.
(d) In 1990, TU Electric purchased the ownership interest in Comanche Peak of Tex-La Electric Cooperative of Texas, Inc. (Tex-La) and assumed debt of Tex-La payable over approximately 32 years. The assumption is secured by a mortgage on the acquired interest. The Company has guaranteed these payments.
(e) Eastern Energy has entered into cross-currency and interest rate swap agreements expiring on concurrent dates with the underlying fixed rate debt through 2016. Such agreements effectively convert these fixed rate U.S. dollar denominated Senior Notes to a floating rate Australian Dollar liability based on the Australian Bank Bill Swap rate plus a margin. At December 31, 1997, such floating rates ranged from 5.29% to 8.45%.
(f)  Includes the Company's $990,440,000 reclassified short-term debt (see Note
     3). Also includes Eastern Energy's $297,837,000 Multi Option Credit Facility due 2001 with a floating interest rate of 5.44% on December 31, 1997 and Eastern Energy's $128,451,000 reclassified short-term debt (all of which is included under interest rate swap agreements with notional principal amounts of $627,539,000 expiring at various dates through 2002 with fixed interest rates ranging from 5.29% to 8.45% per annum and forward contracts with notional principal amounts of $45,521,000 expiring at various dates through 1998 with an average rate of 4.8%).

        Long-term debt of the Company does not include Junior Subordinated Debentures held by each TU Electric Trust. (See Note 7.)

        The ENSERCH convertible subordinated debentures, which have an interest rate of 6 3/8%, are due in 2002 and effective with the Merger, each $1,000 of the $90,750,000 total principal amount outstanding became convertible into
25.947 shares of TUC common stock at the option of the debenture holder. The debentures may be redeemed at 101.27% of the principal amount, plus accrued interest, through March 31, 1998 and at declining premiums thereafter. The Company currently intends to redeem these debentures in 1998.

         Sinking fund and maturity requirements for the years 1998 through 2002 under long-term debt instruments in effect at December 31, 1997, were as follows:


                       SINKING                      MINIMUM CASH
YEAR                     FUND         MATURITY       REQUIREMENT
----                 ----------      ----------      ----------
                                THOUSANDS OF DOLLARS
1998 ..........      $   20,994      $  751,077      $  772,071
1999 ..........          24,680         480,012         504,692
2000 ..........         261,040       1,597,891       1,858,931
2001 ..........          22,415         322,012         344,427
2002 ..........           8,546         586,602         595,148

     TU Electric's and SESCO's first mortgage bonds are secured by mortgages and deeds of trust with major financial institutions. Electric plant of TU Electric and SESCO is generally subject to the liens of their respective mortgages.

9.   DERIVATIVE INSTRUMENTS

     The Company enters into derivative instruments, including options, swaps, futures and other contractual commitments to manage market risks related to changes in interest rates and commodity price exposures. The Company's participation in derivative transactions, except for the gas marketing activities, have been designated for hedging purposes and are not held or issued for trading purposes. (For a discussion of accounting policies relating to derivative instruments, see Note 2.)

     INTEREST RATE RISK MANAGEMENT - At December 31, 1997, Eastern Energy had interest rate swaps outstanding with an aggregate notional amount of $977,500,000. These swap agreements establish a mix of fixed and variable interest rates on the outstanding debt and have remaining terms up to 19 years. (See Note 8.)

     At December 31,1997, TU Electric had an interest rate swap agreement with respect to preferred securities of TU Electric Capital IV, with a notional principal amount of $100,000,000 expiring 2002 that fixed the rate at 7.183% per annum. (See Note 7.)

     At December 31, 1997, there were $50,900,000 of net unrealized deferred hedging losses on interest rate swaps.

     ELECTRICITY PRICE RISK MANAGEMENT - Eastern Energy and the other distribution companies in Victoria purchase their power from a competitive power pool operated by a statutory, independent corporation. Eastern Energy purchases about 95% of its energy from this pool, the cost of which is based on spot market prices. Eastern Energy and other distribution companies were required to enter into wholesale market contracts to cover a substantial majority of its forecasted franchise load through the end of 2000. Eastern Energy also maintains a strategy that is aimed at seeking hedging contracts with individual generators to cover forecast contestable loads. These contracts fix the price of energy within a certain range for the purpose of hedging or protecting against fluctuations in the spot market price. During 1997, the average spot price for electric energy from the pool approximated $14 per megawatt-hour (MWh) as compared with the average fixed price of Eastern Energy's electric energy under its contracts of approximately $29 per MWh. At December 31, 1997, Eastern Energy's contracts related to its forecasted contestable and franchise load cover a notional volume of approximately 15.6 million MWh's for 1998 through 2000. Under these contracts, payments are made between Eastern Energy and the generators representing the difference between the wholesale electricity market price and the contract price. The net payable or receivable is recognized in earnings as adjustments to purchased power expense in the period the related transactions are completed.

     NATURAL GAS MARKETING ACTIVITIES - EES's marketing activities involve price commitments into the future and, therefore, give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. Net open portfolio positions often result from the origination of new transactions or in response to changing market conditions. The Company closely monitors its exposure to market risk. The Company utilizes a number of methods to monitor market risk, including sensitivity analysis. The exposure for fixed price natural gas purchase and sale commitments, and derivative financial instruments, including options, swaps, futures and other contractual commitments, is based on a methodology that uses a five-day holding period and a 95% confidence level. EES uses market-implied volatilities to determine its exposure to market risk. Market risk is estimated as the potential loss in fair value resulting from at least a 15% change in market factors which may differ from actual results. Using 15%, the most adverse change in fair value at December 31, 1997 as a result of this analysis was a reduction of $1.1 million.

     EES enters into contracts to purchase and sell natural gas for physical delivery in the future. At December 31, 1997, EES had net commitments to sell approximately 50.6 billion cubic feet (Bcf) of natural gas through the year 2003 with offsetting net financial positions to purchase approximately 61.3 Bcf.

     Concurrent with the Merger, EES conformed its accounting for its gas marketing activities to mark-to-market accounting. Under mark-to-market accounting, changes (whether positive or negative) in the value of contractual commitments to purchase and sell natural gas in the future and from its portfolio of derivative financial instruments, including options, swaps, futures and other contractual commitments are recognized as an adjustment to operating revenues in the period of change. The market prices used to value these transactions reflect management's best estimate of market prices considering various factors including closing exchange and over-the counter quotations, time value of money and volatility factors underlying the commitments. These market prices are adjusted to reflect the potential impact of liquidating EES's position in an orderly manner over a reasonable period of time under present market conditions.

     EES has a number of risks and costs associated with the future contractual commitments included in its natural gas portfolio, including credit risks associated with the financial condition of counterparties, product location (basis) differentials and other risks that management policies dictate. EES continuously monitors the valuation of identified risk and adjusts the portfolio valuation based on present market conditions. Reserves are established in recognition that certain risks exist until delivery of natural gas has occurred, counterparties have fulfilled their financial commitments and related financial instruments mature or are closed out.

     The following table displays the mark-to-market values of EES's natural gas marketing risk management assets and liabilities at December 31, 1997 and the average value for the period from August 5, 1997 through December 31, 1997:

                                         Assets   Liabilities      Net
                                         ------   -----------  ---------
                                             Thousands of Dollars
FAIR VALUE:
     Current.....................        $365,650    $357,044  $  8,606
     Noncurrent..................          41,522      31,324    10,198
                                         --------    --------  --------
     Total.......................        $407,172    $388,368    18,804
                                         ========    ========
     Less reserves...............                                 9,251
                                                               --------
     Net of reserves.............                              $  9,553
                                                               ========

AVERAGE VALUE:
     Total.......................        $291,809    $278,332  $ 13,477
                                         ========    ========
     Less reserves...............                                 8,134
                                                               --------
     Net of reserves.............                              $  5,343
                                                               ========

     EES incurred net trading losses of $286,000 from gas marketing activities for the period from August 5, 1997 through December 31, 1997.

     CREDIT RISK - Credit risk relates to the risk of loss that the Company would incur as a result of nonperformance by counterparties to their respective derivative instruments. The Company maintains credit policies with regard to its counterparties that management believes significantly minimize overall credit risk. The Company does not obtain collateral to support the agreements but monitors the financial viability of counterparties and believes its credit risk is minimal on these transactions. The Company believes the risk of nonperformance by counterparties is minimal.

10.      INCOME TAXES

         The components of the Company's provision for income taxes (benefit) are as follows:

                                           YEAR ENDED DECEMBER 31,
                                   ---------------------------------------
                                     1997            1996           1995
                                   ---------      ---------      ---------
                                            THOUSANDS OF DOLLARS
Current:
   Federal ...................     $ 181,632      $ 198,522      $ 222,358
   State .....................        39,900           --             --
                                   ---------      ---------      ---------
      Total ..................       221,532        198,522        222,358
                                   ---------      ---------      ---------

 Deferred:
   Federal ...................       175,573        196,957       (259,445)
   State .....................       (17,102)          --             --
   Foreign ...................        19,746         12,828           (174)
                                   ---------      ---------      ---------
      Total ..................       178,217        209,785       (259,619)
                                   ---------      ---------      ---------
Investment Tax Credits .......       (22,851)       (33,075)       (22,774)
                                   ---------      ---------      ---------
       Total .................     $ 376,898      $ 375,232      $ (60,035)
                                   =========      =========      =========



     Reconciliation of income taxes (benefit) computed at the federal statutory rate to provision for income taxes (benefit).

                                                                         YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------
                                                               1997              1996               1995
                                                            -----------       -----------       -----------
                                                                          THOUSANDS OF DOLLARS
 Income (loss) before Income taxes:
    Domestic ..........................................     $ 1,001,867       $ 1,108,386       $  (197,373)
    Foreign ...........................................          35,485            20,452            (1,307)
                                                            -----------       -----------       -----------
       Total ..........................................       1,037,352         1,128,838          (198,680)
    Preferred stock  dividends of subsidiaries ........          27,983            53,358            84,914
                                                            -----------       -----------       -----------
    Income (loss) before preferred stock dividends
       of subsidiaries ................................     $ 1,065,335       $ 1,182,196       $  (113,766)
                                                            ===========       ===========       ===========
    Income taxes (benefit) at the federal statutory
     rate of 35% ......................................     $   372,867       $   413,769       $   (39,188)
    Allowance for funds used during construction ......          (1,821)             (542)           (2,330)
    Depletion allowance ...............................         (22,691)          (25,657)          (23,564)
    Amortization of investment tax credits ............         (22,877)          (23,203)          (23,036)
    Amortization of tax rate differences ..............          (6,856)           (9,084)           (9,648)
    Amortization of prior flow-through amounts ........          36,559            35,128            38,974
    Foreign operations ................................           7,326             5,670               283
    Prior year adjustments ............................          (7,673)          (25,250)           (4,136)
    State income taxes, net of federal tax benefit ....          14,812              --                --
    Amortization of goodwill ..........................           3,263              --                --
    Other .............................................           3,989             4,401             2,610
                                                            -----------       -----------       -----------
Provision for income taxes (benefit) ..................     $   376,898       $   375,232       $   (60,035)
                                                            ===========       ===========       ===========
Effective tax rate (on income before preferred
    stock dividends of subsidiaries) ..................            35.4%             31.7%             52.8%

     The Company had net tax benefits from LESOP dividend deductions of $3.9 million, $4.0 million and $6.5 million in 1997, 1996 and 1995, respectively, which were credited directly to retained earnings.

     Deferred income taxes provided by the liability method for significant temporary difference based on tax laws in effect at the December 31, 1997 and 1996 balance sheet dates are as follows:

                                                                                        DECEMBER 31,
                                                        ----------------------------------------------------------------------------
                                                                         1997                                 1996
                                                        ------------------------------------   -------------------------------------
                                                                         NON                                                 NON
                                                           TOTAL       CURRENT     CURRENT        TOTAL      CURRENT       CURRENT
                                                        ----------   ----------   ----------   ----------   ----------    ----------
                                                             THOUSAND OF DOLLARS
DEFERRED TAX ASSETS:
   Unbilled revenues ................................   $   28,469   $   28,469    $    --     $   28,521   $   28,521    $     --
   Over-recovered fuel revenue ......................        4,530        4,530         --         15,045       15,045          --
   Unamortized investment tax credits ...............      300,871         --        300,871      312,665         --         312,665
   Impairment of assets .............................      141,678         --        141,678      143,210         --         143,210
   Regulatory disallowance ..........................      183,729         --        183,729      222,428         --         222,428
   Alternative minimum tax ..........................      589,989         --        589,989      587,052         --         587,052
   Tax rate differences .............................       78,477         --         78,477       78,141         --          78,141
   Employee benefits ................................      163,632         --        163,632      100,397         --         100,397
   Net operating loss  carryforwards ................      155,871         --        155,871         --           --            --
   Deferred benefits of state income tax ............      156,237        5,129      151,108         --           --            --
   Unrealized currency translation adjustments ......       27,685         --         27,685         --           --            --
   Other ............................................       35,130       35,130         --         35,316        7,406        27,910
                                                        ----------   ----------   ----------   ----------   ----------    ----------

       Total deferred federal income tax asset ......    1,866,298       73,258    1,793,040    1,522,775       50,972     1,471,803
   Deferred state income taxes ......................       52,996        3,170       49,826         --           --            --
   Deferred foreign income taxes ....................       77,222        5,573       71,649       69,541        2,994        66,547
                                                        ----------   ----------   ----------   ----------   ----------    ----------
       Total  deferred tax assets ...................    1,996,516       82,001    1,914,515    1,592,316       53,966     1,538,350
                                                        ----------   ----------   ----------   ----------   ----------    ----------


DEFERRED TAX LIABILITIES:
   Depreciation differences and capitalized
       construction costs ...........................    4,257,455         --      4,257,455    4,010,105         --       4,010,105
   Redemption of long-term debt .....................      123,354         --        123,354      125,601         --         125,601
   Deferred charges for state income tax ............       24,433         --         24,433         --           --            --
   Other ............................................      122,304          121      122,183      148,720         --         148,720
                                                        ----------   ----------   ----------   ----------   ----------    ----------
       Total deferred federal income tax liability ..    4,527,546          121    4,527,425    4,284,426         --       4,284,426
   Deferred state income taxes ......................      295,246         --        295,246         --           --            --
   Deferred foreign income taxes ....................       94,590       13,492       81,098       69,495       13,945        55,550
                                                        ----------   ----------   ----------   ----------   ----------    ----------
           Total deferred tax liabilities ...........    4,917,382       13,613    4,903,769    4,353,921       13,945     4,339,976
                                                        ----------   ----------   ----------   ----------   ----------    ----------
       Net Deferred Tax Liability (Asset) ...........   $2,920,866   $  (68,388   $2,989,254   $2,761,605   $  (40,021)   $2,801,626
                                                        ==========   ==========   ==========   ==========   ==========    ==========

     At December 31, 1997, the Company had approximately $590 million of alternative minimum tax credit carryforwards available to offset future tax payments. At December 31, 1997, ENSERCH had $445 million of net operating loss
(NOL) carryforwards which begin to expire in 2003. Such NOL's were generated by ENSERCH and subsidiaries prior to the Merger and can be used only to offset future taxable income generated by ENSERCH and subsidiaries pursuant to Section 382 of the Internal Revenue Code. The Company expects to fully utilize such NOL's prior to their expiration date.

     Separately, the ENSERCH consolidated income tax returns have been audited and settled with the Internal Revenue Service (IRS) through the year 1992. The IRS is currently auditing the year 1993 and as yet no notice of proposed adjustments has been issued. The IRS has indicated that it will commence an audit of ENSERCH's returns for the years 1994 through 1997 in 1998. To the extent that adjustments to income tax accounts for periods prior to the Merger are required as a result of an IRS audit, the adjustment will be added to or deducted from goodwill in accordance with the provisions of SFAS 109.

11.  RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Most employees of System Companies are covered by defined benefit pension plans which provide benefits based on years of service and average earnings. At the date of their acquisition by the Company, both ENSERCH and LCC had defined benefit pensions plans covering most of their employees and providing benefits similar to those provided to employees of other System Companies. As a part of the purchase accounting for ENSERCH and LCC, their accrued pension liabilities were adjusted to recognize all previously unrecognized gains or losses arising from past experience different from that assumed, the effects of changes in assumptions, all unrecognized prior service costs and the remainder of any unrecognized obligation or asset existing at the date of the initial application of SFAS 87 by the respective company. These adjustments to the accrued pension liability, to the extent associated with rate-regulated operations, were recorded as regulatory assets or liabilities and, to the extent associated with non-regulated operations, as goodwill.

     Effective January 1, 1998, the ENSERCH retirement plan was merged into another retirement plan of the Company. Also, effective during 1998, employees of certain of the Company's emerging business units will be eligible to participate in a cash balance plan, rather than the traditional defined benefit plans. This change, which affects a relatively small percentage of employees, was made in connection with overall changes in the compensation plans of these business units designed to bring them closer to the prevailing practices of the companies in the industries in which they compete.

       In connection with the ENSERCH acquisition, certain employees of ENSERCH and other System Companies were offered and accepted an early retirement option. Effects of the early retirement option associated with ENSERCH employees were included in purchase accounting adjustments as regulatory assets or goodwill, as appropriate. Effects of the early retirement option associated with employees of other System Companies were recorded as regulatory assets, or liabilities.

                                                                        YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------
                                                                  1997           1996           1995
                                                               ----------     ----------     ----------
                                                                           THOUSANDS OF DOLLARS
Components of Net Pension Costs (including amounts
    charged to fuel cost, deferred and capitalized):
Service cost-- benefits earned during the period ...........   $   36,712     $   36,779     $   23,515
Interest cost on projected benefit obligation ..............       92,121         75,501         65,675
Actual return on plan assets ...............................     (299,800)      (183,390)      (241,887)
Net amortization and deferral ..............................      190,203         97,988        160,198
                                                               ----------     ----------     ----------
     Net periodic pension cost .............................   $   19,236     $   26,878     $    7,501
                                                               ==========     ==========     ==========

Valuation Assumptions:
Discount rate ..............................................         7.25%          7.75%          7.25%
Rate of increase in compensation levels ....................          4.3%           4.3%           4.3%
Expected long-term rate of return ..........................          9.0%           9.0%           9.0%



                                                                                DECEMBER 31,
                                                                         --------------------------
                                                                            1997           1996
                                                                         -----------    -----------
Amounts Recognized:
Actuarial present value of accumulated benefits:
    Accumulated benefit obligation (including vested benefits
        of $1,264,450,000 for 1997 and $823,918,000
        for 1996) ....................................................   $(1,337,120)   $  (889,057)
                                                                         ===========    ===========
    Projected benefit obligation for service
         rendered to date ............................................   $(1,546,854    $(1,065,396)
Plan assets at fair value -- primarily equity investments,
     government bonds and corporate bonds ............................     1,790,715      1,296,025
                                                                         -----------    -----------
Plan assets in excess of projected benefit obligation ................       243,861        230,629
Unrecognized net gain from past experience different
     from that assumed and effects of changes
     in assumptions ..................................................      (422,503)      (350,295)
Prior service cost not yet recognized in net periodic
    pension expense ..................................................        31,574         41,566
Unrecognized plan assets in excess of projected
     benefit obligation at initial application .......................        (4,700)        (5,708)
                                                                         -----------    -----------
    Accrued pension cost .............................................   $  (151,768)   $   (83,808)
                                                                         ===========    ===========


     The Eastern Energy, ENSERCH and LCC plans use economic assumptions similar to the other System Companies' plans and are included in the tabular information above.

     In addition to the retirement plans, the System Companies offer certain health care and life insurance benefits to substantially all employees, including those of ENSERCH and LCC but excluding those of Eastern Energy, and their eligible dependents at retirement. Benefits received vary in level depending on years of service and retirement dates. The purchase accounting adjustments described above for the retirement plans of ENSERCH and LCC were also applied to the accrued liabilities for the post employment health care and life insurance benefits.

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                        ----------------------------------
                                                                                          1997         1996         1995
                                                                                        --------     --------     --------
                                                                                                 THOUSANDS OF DOLLARS
Components of Net Periodic Postretirement Benefit Costs (including amounts charged to fuel cost, deferred and capitalized):
Service cost-- benefits earned during the period ....................................   $ 12,084     $ 13,513     $  9,771
Interest cost on the accumulated postretirement benefit obligation ..................     43,057       40,809       38,842
Amortization of the transition obligation ...........................................     16,953       16,978       16,978
Actual return on plan assets ........................................................    (13,260)      (7,079)      (6,096)
Net amortization and deferral .......................................................      7,015        8,303        4,646
                                                                                        --------     --------     --------

    Net postretirement benefits cost ................................................   $ 65,849     $ 72,524     $ 64,141
                                                                                        ========     ========     ========

Valuation assumption:
Discount rate .......................................................................       7.25%        7.75%        7.25%
Medical cost trend rate .............................................................        5.0%         5.0%         5.0%


                                                                      DECEMBER 31
                                                               ----------------------
                                                                  1997         1996
                                                               ---------    ---------
Amounts Recognized:
Accumulated postretirement benefit obligation (APBO):
   Retirees ................................................   $(412,919)   $(325,672)
   Fully eligible active employees .........................     (40,901)     (38,320)
   Other active employees ..................................    (137,033)    (187,451)
                                                               ---------    ---------
       Total APBO ..........................................    (590,853)    (551,443)
Plan assets at fair value ..................................     111,799       81,480
                                                               ---------    ---------
       APBO in excess of plan assets .......................    (479,054)    (469,963)
Unrecognized net loss ......................................      67,023       92,589
Unrecognized prior service cost ............................      18,557          819
Unrecognized transition obligation .........................     162,359      271,649
                                                               ---------    ---------
       Accrued postretirement benefits cost ................   $(231,115)   $(104,906)
                                                               =========    =========


      The expected increase in costs of future benefits covered by the plan is projected using a health care cost trend rate of 5.0% in 1998 and thereafter. A one percentage point increase in the assumed health care cost trend rate in each future year would increase the APBO at December 31, 1997 by approximately $65.9 million for the System Companies, and other postretirement benefits cost for 1997 by approximately $9.8 million.

12.  SALES OF ACCOUNTS RECEIVABLE

     The Company has facilities with financial institutions whereby it is entitled to sell and such financial institutions may purchase, on an ongoing basis, undivided interests in customer accounts receivable representing up to an aggregate of $450,000,000 , including $100,000,000 related to ENSERCH in 1997. Additional receivables are continually sold to replace those collected. At December 31, 1997 and 1996, accounts receivable was reduced by $400,000,000 and $300,000,000 , respectively, to reflect the sales of such receivables to financial institutions under such agreements.

13.  REGULATION AND RATES

     DOCKET 9300 - The PUC's final order (Order) in connection with TU Electric's January 1990 rate increase request (Docket 9300) was reviewed by the 250th Judicial District Court of Travis County, Texas, (District Court) and thereafter was appealed to the Court of Appeals for the Third District of Texas and to the Supreme Court of Texas (Supreme Court). As a result of such review and appeals, an aggregate of $909 million of disallowances with respect to TU Electric's reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to the Company's earnings, has been remanded to the District Court with instructions that it be remanded to the PUC for reconsideration on the basis of a prudent investment standard. On remand, the PUC would also be required to reevaluate the appropriate level of TU Electric's construction work in progress included in rate base in light of its financial condition at the time of the initial hearing. In January 1997, the Supreme Court denied a motion for rehearing on the Comanche Peak minority owners issue filed by the original complainants. TU Electric cannot predict the outcome of the reconsideration of the Order on remand by the PUC.

       In its decision, the Supreme Court also affirmed the previous $472 million prudence disallowance related to Comanche Peak. Since the Company has previously recorded a charge to earnings for this prudence disallowance, the Supreme Court's decision did not have an effect on the Company's current financial position, results of operation or cash flows.

     DOCKET 11735 - In July 1994, TU Electric filed a petition in the 200th Judicial District Court of Travis County, Texas to seek judicial review of the final order of the PUC granting a $449 million, or 9.0%, rate increase in connection with TU Electric's January 1993 rate increase request of $760 million, or 15.3% (Docket 11735). Other parties to the PUC proceedings also filed appeals with respect to various portions of the order.

     DOCKETS 15638 AND 15840 - In May 1996, TU Electric filed with the PUC its transmission cost information and tariffs for open-access wholesale transmission service (Docket 15638) in accordance with PUC rules adopted in February 1996. These tariffs also provide for generation-related ancillary services necessary to support wholesale transactions. In August 1997, the PUC approved final tariffs for TU Electric and implemented rates for other transmission providers within the Electric Reliability Council of Texas (ERCOT) (Docket 15840). Under rates implemented by the PUC, TU Electric's payments for transmission service will exceed its revenues for providing transmission service. The PUC has adopted a rate-moderation plan that will minimize the impact of the new pricing mechanism for the first three years the rules are in effect. As such, the current maximum impact on TU Electric for 1998 is an $8.52 million deficit, which, in the opinion of TU Electric, is not expected to have a material effect on its financial position, results of operation or cash flows.

     DOCKET 17250 - In late 1996, as part of its regular earnings monitoring process, the PUC staff advised the PUC, after reviewing the 1995 Electric Investor-Owned Utilities Earnings Report of TU Electric, that it believed TU Electric was earning in excess of a reasonable rate of return, and the PUC and TU Electric subsequently began discussions concerning possible remedies. It was decided to limit negotiations to a resolution of issues concerning TU Electric's earnings through 1997, and discussion of a longer-term resolution was deferred. In July 1997, the PUC issued its final written order approving TU Electric's proposal to make a one-time $80 million refund to its customers and to leave rates unchanged during the remainder of 1997. TU Electric recorded the charge to revenues in July 1997 and included the refunds in August 1997 billings. The proposal was the result of a joint stipulation in which TU Electric was joined by the PUC General Counsel, on behalf of the PUC Staff and the public interest, the Office of Public Utility Counsel, the state agency charged with representing the interests of residential and small commercial customers, and the Coalition of Cities served by TU Electric.

     DOCKET 18490 - On December 17, 1997, TU Electric, together with the PUC General Counsel, the Office of Public Utility Counsel and various other parties interested in TU Electric's rates and services, filed with the PUC a stipulation and joint application which, if granted would, among other things: (i) result in permanent retail base rate credits beginning January 1, 1998, of 4% for residential customers, 2% for general service secondary customers and 1% for all other retail customers, (ii) result in additional permanent retail base rate credits beginning January 1, 1999, of 1.4% for residential customers, (iii) impose a 11.35% cap on TU Electric's rate of return on equity during 1998 and 1999, with any sums earned above that cap being applied as additional nuclear production depreciation, (iv) allow TU Electric to record depreciation applicable to transmission and distribution assets in 1998 and 1999 as additional depreciation of nuclear production assets, (v) establish an updated cost of service study that includes interruptible customers as customer classes,
(vi) result in the permanent dismissal of pending appeals of prior PUC orders including Docket No. 11735, if all other parties that have filed appeals of those dockets also dismiss their appeals, (vii) result in the stay of any proceedings in the removal of Docket 9300 prior to January 1, 2000, and, (viii) result in all gains from off-system sales of electricity in excess of the amount included in base rates being flowed to customers through the fuel factor.

       The PUC has until March 31, 1998 to approve or reject the stipulation and joint application. Otherwise, TU Electric may terminate the base rate reductions and all other aspects of the proposal upon giving two weeks notice to the PUC.

       LONE STAR GAS AND LONE STAR PIPELINE RATES - In October 1996, Lone Star Pipeline filed a request with the RRC to increase the rate it charges Lone Star Gas to store and transport gas ultimately destined for residential and commercial customers in the 550 Texas cities and towns served by Lone Star Gas. Lone Star Gas also requested that the RRC separately set rates for costs to aggregate gas supply for these cities. Rates previously in effect were set by the RRC in 1982. In September 1997, the RRC issued an order reducing the charges by Lone Star Pipeline to Lone Star Gas for storage and transportation services. In that order, the RRC did authorize separate charges for the Lone Star Pipeline storage and transportation services, a separate charge by Lone Star Gas for the cost of aggregating gas supplies, and a continuation of the 100% flow through of purchased gas expense. The RRC also imposed some new criteria for affiliate gas purchases and a new reconciliation procedure that will require a review of purchased gas expenses every three years. The RRC order has become final, but is being appealed by several parties including Lone Star Pipeline and Lone Star Gas. The rates authorized by the order became effective on December 1, 1997, and will result in an annual margin reduction of approximately $8.2 million.

       On August 20, 1996, the RRC ordered a general inquiry into the rates and services of Lone Star Gas, most notably a review of historic gas cost and gas acquisition practices since the last rate setting. The inquiry docket has been separated into different phases. Two of the phases, conversion to the NARUC account numbering system and unbundling, have been dismissed by the RRC, and one other phase, rate case expense, is pending RRC action on the basis of a stipulation of all parties. In the phase dealing with historic gas cost and gas acquisition practices, Lone Star Gas and Lone Star Pipeline have filed a motion for summary disposition stating that any retroactive rate action would be inappropriate and unlawful. Settlement discussions with intervenor cities are ongoing. If the motion for summary disposition is denied, a hearing has been scheduled to begin in August 1998. A number of management and transportation related issues have been placed in a separate phase which still has an undefined scope and is being held in abeyance pending the resolution of the phase dealing with gas costs. Management believes that gas costs were prudently incurred and were properly accounted for and recovered through the gas cost recovery mechanism previously approved by the RRC. At this time, management is unable to determine the ultimate outcome of the inquiry.

     FUEL COST RECOVERY RULE - Pursuant to a PUC rule, the recovery of TU Electric's eligible fuel costs is provided through fixed fuel factors. The rule allows a utility's fuel factor to be revised upward or downward every six months, according to a specified schedule. A utility is required to petition to make either surcharges or refunds to ratepayers, together with interest based on a twelve month average of prime commercial rates, for any material, as defined by the PUC, cumulative under- or over-recovery of fuel costs. If the cumulative difference of the under- or over-recovery, plus interest, is in excess of 4% of the annual estimated fuel costs most recently approved by the PUC, it will be deemed to be material. In accordance with PUC approvals, TU Electric has, since the inception of the rule in 1986, made thirteen refunds of over-collected fuel costs and two surcharges of under-collected fuel costs. The most recent refund was made pursuant to a petition filed by TU Electric in July 1997 to refund approximately $67 million, including interest, in over-collected fuel costs for the period October 1995 through May 1997 (Fuel Refund). Such over-collection was primarily due to TU Electric's ability to use less expensive nuclear fuel and purchased power to offset a higher-priced natural gas market during the period. Customer refunds were included in August 1997 billings. A final order confirming the Fuel Refund was entered by the PUC in October 1997. The two surcharges (one in the amount of $147.3 million and the other in the amount of $93 million) have been appealed by certain intervenors to district courts of Travis County, Texas. In those appeals, those parties are contending that the PUC is without authority to allow a fuel cost surcharge without a hearing and resultant findings that the costs are reasonable and necessary and that the prices charged to TU Electric by supplying affiliates are no higher than the prices charged by those affiliates to others for the same item or class of items. TU Electric is unable to predict their outcome.

     FUEL RECONCILIATION PROCEEDING - In July 1997, the PUC ruled on TU Electric's petition seeking final reconciliation of all eligible fuel and purchased power expenses incurred during the reconciliation period of July 1, 1992 through June 30, 1995 (approximately $4.7 billion). In the ruling, the PUC disallowed approximately $81 million of eligible fuel related costs (including interest of $12 million) incurred during the reconciliation period (Fuel Disallowance). The majority of the Fuel Disallowance (approximately $67 million) is related to replacement fuel costs as a result of the November 1993 collapse of the emissions chimney serving Unit 3 of the Monticello lignite-fueled generating station. In addition, the PUC ruled that approximately $10 million from the gain on sale of sulfur dioxide allowances should be deferred and reconsidered at a future date. TU Electric received a final written order from the PUC and recorded the charge to revenues in August 1997. TU Electric strongly disagrees with the Fuel Disallowance and continues to vigorously defend its position. TU Electric has appealed the PUC's order to the District Court of Travis County, Texas.

     FLEXIBLE RATE INITIATIVES - TU Electric continues to offer flexible rates in over 160 cities with original regulatory jurisdiction within its service territory (including the cities of Dallas and Fort Worth) to existing non-residential retail and wholesale customers that have viable alternative sources of supply and would otherwise leave the system. TU Electric also continues to offer in those cities an economic development rider to attract new businesses and to encourage existing customers to expand their facilities as well as an environmental technology rider to encourage qualifying customers to convert to technologies that conserve energy or improve the environment. TU Electric will continue to pursue the expanded use of flexible rates when such rates are necessary to be price-competitive.

     INTEGRATED RESOURCE PLAN - In October 1994, TU Electric filed an application for approval by the PUC of certain aspects of its Integrated Resource Plan (IRP) for the ten year period 1995 - 2004. The IRP, developed as an experimental pilot project in conjunction with regulatory and customer groups, included the acquisition of electric energy through a competitive bidding process of third party-supplied demand-side management resources and renewable resources. In August 1995, the PUC remanded the case to an Administrative Law Judge for development of a solicitation plan and to more closely conform the TU Electric 1995 IRP to new state legislation that required the PUC to adopt a state-wide integrated resource planning rule by September 1, 1996. In January 1996, TU Electric filed an updated IRP with the PUC along with a proposed plan for the solicitation of resources through a competitive bidding process. The PUC issued its final order on TU Electric's IRP in October 1996, and modified the order in December 1996 and February 1997. The modified order approved a flexible solicitation plan that will allow TU Electric to conduct up to three optional resource solicitations for a total of 2,074 MW of demand-side and supply-side resources prior to the filing of its next IRP in June 1999. TU Electric is currently reviewing the need and timing for conducting the first of these resource solicitations.

     In addition to its solicitation plan in the IRP docket, TU Electric requested and received approval from the PUC to expand its Power Cost Recovery tariff to provide current cost recovery of resource acquisition costs for demand-side management resources acquired in the solicitations and for eight previously approved demand-side management contracts entered into by TU Electric to the extent such costs are not currently reflected in TU Electric's base rates. OPEN-ACCESS TRANSMISSION - In February 1996, pursuant to the 1995 amendments to PURA, the PUC adopted rules requiring each electric utility in ERCOT to provide wholesale transmission and related services to other utilities and non-utility power suppliers at rates, terms and conditions that are comparable to those applicable to such utility's use of its own transmission facilities.

     Under the rules, the PUC established a transmission pricing mechanism consisting of an ERCOT system-wide component and a distance-sensitive component. The ERCOT system-wide component provides that each load-serving entity in ERCOT will pay a share of the ERCOT-wide transmission cost of service based on the entity's load. The distance-sensitive component provides that a distance-sensitive rate will be paid to utilities that own transmission facilities, based on the impact of transmitting power and energy to loads. The rates charged for using the transmission system are designed to ensure that all market participants pay on a comparable basis to use the system. While all users of the transmission grid pay rates that are comparably designed, the impact on individual users will differ.

     In May 1996, TU Electric filed with the PUC, under Docket 15638, its transmission cost information and tariffs for open-access wholesale transmission service. These tariffs also provide for generation-related ancillary services necessary to support wholesale transactions. Company-specific proceedings to determine transmission rates for each transmission provider within ERCOT were concluded in 1996. In August 1997, the PUC approved final tariffs for TU Electric and implemented rates for other transmission providers within ERCOT.

     As a result of the PUC rules, the organization and structure of ERCOT has been changed to provide for equal governance among all wholesale electricity market participants. These changes were made in order to facilitate wholesale competition while ensuring continued reliability within ERCOT.

14.  IMPAIRMENT OF ASSETS

     In September 1995, the Company recorded the impairment of several non-performing assets pursuant to SFAS 121 which prescribes a methodology for assessing and measuring impairments in the carrying value of certain assets. The September 1995 impairment of the Company's assets, including the partially completed Twin Oak and Forest Grove lignite-fueled facilities of TU Electric, and Chaco Energy Company's (Chaco's) coal reserves in New Mexico, as well as several minor assets, aggregated $1,233 million ($802 million after-tax). The Company has determined that the Twin Oak and Forest Grove lignite-fueled facilities are not necessary to satisfy TU Electric's capacity requirements as currently projected due to changes in load growth patterns and availability of alternative generation. The impairment of TU Electric's lignite-fueled facilities has been measured based on management's current expectations that these assets will either be sold or constructed outside the traditional regulated utility business. The Company has determined that the Chaco coal reserves will no longer be developed through traditional means due to ample availability of alternative fuels at favorable prices. Chaco's impairment was measured based on a significant decrease in the market value of the coal reserves as determined by an external study. A variety of options are being considered with respect to the Chaco coal reserves. (See Note 15.) The impairment of these assets involved a write-down to their estimated fair values using a valuation study based on the discounted expected future cash flows from the respective assets' use. With respect to the other assets impaired, fair values were determined based on current market values of similar assets.

15.  COMMITMENTS AND CONTINGENCIES

     CAPITAL EXPENDITURES - The Company's construction expenditures, excluding AFUDC, are presently estimated at $886 million, $799 million and $852 million for 1998, 1999 and 2000, respectively. Expenditures for nuclear fuel are presently estimated at $104 million for 1998, $81 million for 1999 and $92 million for 2000.

     The re-evaluation of growth expectations, the effects of inflation, additional regulatory requirements and the availability of fuel, labor, materials and capital may result in changes in estimated construction costs and dates of completion. Commitments in connection with the construction program are generally revocable subject to reimbursement to manufacturers for expenditures incurred or other cancellation penalties.

     CLEAN AIR ACT - The federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on the sulfur dioxide emissions produced by generating units. To meet these sulfur dioxide requirements, the Clean Air Act provides for the annual allocation of sulfur dioxide emission allowances to utilities. Under the Clean Air Act, utilities are permitted to transfer allowances within their own systems and to buy or sell allowances from or to other utilities. The Environmental Protection Agency grants a maximum number of allowances annually to TU Electric based on the amount of emissions from units in operation during the period 1985 through 1987. TU Electric's capital requirements have not been significantly affected by the requirements of the Clean Air Act. Although TU Electric is unable to fully determine the cost of compliance with the Clean Air Act, it is not expected to have a significant impact on the company. Any additional capital expenditures, as well as any increased operating costs, associated with these new requirements are expected to be recoverable through rates, as similar costs have been recovered in the past.

     PURCHASED POWER CONTRACTS - The System Companies have entered into purchased power contracts to purchase portions of the generating output of certain qualifying cogenerators and qualifying small power producers through the year 2005. These contracts provide for capacity payments subject to a facility meeting certain operating standards and energy payments based on the actual power taken under the contracts. The cost of these and other purchased power contracts is recovered currently through base rates, power cost and fuel recovery factors applied to customer billings. Capacity payments under these contracts for the years ended December 31, 1997, 1996 and 1995 were $240,174,000, $232,915,000, and $229,340,000, respectively, for the Company.

         Assuming operating standards are achieved, future capacity payments under the agreements are estimated as follows:

YEARS                                                    THOUSANDS OF DOLLARS
-----                                                    --------------------
1998.......................................................    $  248,168
1999.......................................................       220,281
2000.......................................................       168,961
2001.......................................................       139,039
2002.......................................................       106,745
Thereafter.................................................       140,345
                                                               ----------
    Total capacity payments................................    $1,023,539
                                                               ==========


     LEASES -The System Companies have entered into operating leases covering various facilities and properties including combustion turbines, transportation, mining and data processing equipment, and office space. Lease costs charged to operation expense for the years ended December 31, 1997, 1996 and 1995 were $156,710,000, $144,553,000, and $141,775,000, respectively.

     Future minimum lease commitments under such operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997, were as follows:


YEARS                                                    THOUSANDS OF DOLLARS
-----                                                    --------------------
1998.......................................................    $ 83,729
1999.......................................................      73,024
2000.......................................................      64,161
2001.......................................................      96,387
2002.......................................................      55,428
Thereafter.................................................     546,148
                                                               --------
  Total minimum lease commitments..........................    $918,877
                                                               ========

     FINANCIAL GUARANTEES - TU Electric has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy. In connection with certain contracts, TU Electric has agreed, in effect, to guarantee the principal, $30,005,000 at December 31, 1997, and interest on bonds issued to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5-1/2% to 7%. TU Electric is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to TU Electric, for the years 1998 through 2001 as follows: $4,435,000 for each of the years 1998 and 1999, $4,419,000 for 2000 and $4,422,000 for 2001. Payments made by TU Electric, net of amounts assumed by a third party under such contracts, for 1997, 1996 and 1995 were $3,750,000, $3,548,000, and $3,628,000, respectively. In addition, TU Electric is obligated to pay certain variable costs of operating and maintaining the reservoirs. TU Electric has assigned to a municipality all contract rights and obligations of TU Electric in connection with $69,395,000 remaining principal amount of bonds at December 31, 1997, issued for similar purposes which had previously been guaranteed by TU Electric. TU Electric is, however, contingently liable in the unlikely event of default by the municipality. The Company and/or its subsidiaries are the guarantor on various commitments and obligations of others aggregating some $45,000,000 at December 31, 1997.

     CHACO COAL PROPERTIES - Chaco has a coal lease agreement for the rights to certain surface minable coal reserves located in New Mexico. The agreement encompasses a minimum of 228 million tons of coal with provisions for minimum advance royalty payments of approximately $16 million per year through 2017. The Company has entered into a surety agreement to assure the performance by Chaco with respect to this agreement. Because of the present ample availability of western coal at favorable prices from other mines, Chaco has delayed plans to commence mining operations, and accordingly, is reassessing its alternatives with respect to its coal properties, including seeking purchasers thereof. (See
Note 14.)

     NUCLEAR INSURANCE - With regard to liability coverage, the Price-Anderson Act (Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident currently at $8.9 billion and requires nuclear power plant operators to provide financial protection for this amount. As required, TU Electric provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TU

Electric has purchased $200 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

     Under the SFP, each operating licensed reactor in the United States is subject to an assessment of up to $79.275 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the United States. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax which is not included in the amounts above.

     With respect to nuclear decontamination and property damage insurance, Nuclear Regulatory Commission (NRC) regulations require that nuclear plant license-holders maintain not less than $1.06 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TU Electric maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $4.1 billion, above which TU Electric is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited
(NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by ANI and Mutual Atomic Energy Liability Underwriters (MAELU) in the amount of $1.1 billion and additional insurance from NEIL in the amount of $2.5 billion. TU Electric is subject to a maximum annual assessment from NEIL of $26 million in the event NML's and/or NEIL's losses under this type of insurance for major incidents at nuclear plants participating in these programs exceed the respective mutual's accumulated funds and reinsurance.

     TU Electric maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than seventeen weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-eight weeks and $2.8 million for the next 104 weeks for each outage, respectively, after the initial seventeen week period. The total maximum coverage is $494 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TU Electric is subject to a maximum annual assessment of $9 million per year.

     GAS PURCHASE CONTRACTS - Texas Utilities Fuel Company (Fuel Company) buys gas under long-term intrastate contracts in order to assure reliable supply to its customers. Many of these contracts require minimum purchases ("take-or-pay") of gas. Based on Fuel Company's estimated gas demand, which assumes normal weather conditions, requisite gas purchases are expected to substantially satisfy purchase obligations for the year 1998 and thereafter.

     Lone Star Gas buys gas under long-term, intrastate contracts in order to assure reliable supply to its customers. Many of these contracts require minimum purchases of gas. Lone Star Gas has made accruals for payments that may be required for settlement of gas-purchase contract claims asserted or that are probable of assertion. Lone Star Gas continually evaluates its position relative to asserted and unasserted claims, above-market prices or future commitments. Management believes that Lone Star Gas has not incurred losses for which reserves should be provided at December 31, 1997. Based on estimated gas demand, which assumes normal weather conditions, requisite gas purchases are expected to substantially satisfy purchase obligations for the year 1998 and thereafter.

      NUCLEAR DECOMMISSIONING AND DISPOSAL OF SPENT FUEL -TU Electric has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of Comanche Peak, whereby decommissioning costs are being recovered from customers over the life of the plant and deposited in external trust funds (included in other investments). At December 31, 1997, such reserve totaled $120,452,000 which includes an accrual of $18,179,000 for the year ended December 31, 1997. As of December 31, 1997, the market value of deposits in the external trust for decommissioning of Comanche Peak was $160,062,000. Any difference between the market value of the external trust fund and the decommissioning reserve, that represents unrealized gains or losses of the trust fund, is treated as a regulatory asset or a regulatory liability. Realized earnings on funds deposited in the external trust are recognized in the reserve. Based on a site-specific study completed during 1997 using the prompt dismantlement method and then-current dollars, decommissioning costs for Comanche Peak Unit 1, and Unit 2 and common facilities were estimated to be $271,000,000 and $404,000,000, respectively.

Decommissioning activities are projected to begin in 2030 and 2033 for Comanche Peak Unit 1, and Unit 2 and common facilities, respectively. TU Electric is recovering decommissioning costs based upon a 1992 site-specific study through rates placed in effect under Docket 11735 (see Note 13). Actual decommissioning costs are expected to differ from estimates due to changes in the assumed dates of decommissioning activities, regulatory requirements, technology and costs of labor, materials and equipment. In addition, the marketable fixed income debt and equity securities in which assets of the external trust are invested are subject to interest rate and equity price sensitivity.

     TU Electric has a contract with the United States Department of Energy
(DOE) for the future disposal of spent nuclear fuel. In December 1996, the DOE notified TU Electric that it did not expect to meet its obligation to begin acceptance of spent nuclear fuel by 1998. TU Electric is unable to predict what impact, if any, the DOE delay will have on TU Electric's future operations. The disposal fee is at a cost to TU Electric of one mill per kilowatt-hour of Comanche Peak net generation and is included in nuclear fuel expense.

GENERAL
     In addition to the above, the Company and System Companies are involved in various legal and administrative proceedings which, in the opinion of the Company, should not have a material effect upon its financial position, results of operation or cash flows.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and related estimated fair values of the Company's significant financial instruments at December 31, 1997 and 1996, are as follows:


                                                                                DECEMBER 31, 1997           DECEMBER 31, 1996
                                                                         ---------------------------   ---------------------------
                                                                           CARRYING         FAIR         CARRYING         FAIR
                                                                            AMOUNT          VALUE         AMOUNT         VALUE
                                                                         ------------   ------------   ------------   ------------
                                                                                            THOUSANDS OF DOLLARS
On balance sheet assets (liabilities):
   Long-term debt (including current maturities) .....................   $ (9,531,450)  $ (9,932,157)  $ (9,024,187)  $ (9,406,944)
   TU Electric obligated, mandatorily redeemable, preferred
      securities of subsidiary trusts holding solely debentures
     of TU Electric ..................................................       (875,146)      (913,447)      (381,311)      (395,091)
   Preferred stock of subsidiary subject to mandatory
     redemption ......................................................        (20,600)       (22,019)      (238,391)      (250,098)
   Other investments .................................................        241,959        248,980        194,652        191,435
   LESOP note receivable .............................................        250,000        280,910        250,000        262,175

Off-balance sheet assets (liabilities):

   Financial guarantees ..............................................       (144,732)      (148,628)      (107,000)      (111,000)
   Interest rate swaps ...............................................           --          (50,476)          --          (32,312)
   Currency swap* ....................................................           --           76,420           --           (1,557)

*The foreign currency swap is a hedge of a foreign currency transaction. (See
Note 8.)

     The fair values of long-term debt and preferred stock subject to mandatory redemption are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available the present value of future cash flows discounted at rates consistent with comparable maturities for credit risk. The fair values of preferred securities are based on quoted market prices. The carrying amounts reflected in the Consolidated Balance Sheets for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

     Other investments include deposits in an external trust fund for nuclear decommissioning of Comanche Peak. The trust funds are invested primarily in fixed income debt and equity securities, which are considered as available-for-sale. Any unrealized gains or losses are treated as regulatory assets or regulatory liabilities, respectively.

     Common stock -- net has been reduced by the note receivable from the trustee of the leveraged employee stock ownership provision of the Thrift Plan. The fair value of such note is estimated at the lesser of the Company's call price or the present value of future cash flows discounted at rates consistent with comparable maturities adjusted for credit risk.

     The fair value of the financial guarantees is based on the present value of the instruments' approximate cash flows discounted at the year-end risk free rate for issues of comparable maturities adjusted for credit risk.

     Fair values for the System Companies' off-balance-sheet instruments (interest rate and currency swaps) are based either on quotes or the cost to terminate the agreements.

     The fair values of other financial instruments for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts.

17.  SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

     In the opinion of the Company, the information below includes all adjustments (constituting only normal recurring accruals) necessary to a fair statement of such amounts. Quarterly results are not necessarily indicative of expectations for a full year's operations because of seasonal and other factors, including rate changes, variations in maintenance and other operating expense patterns and the charges for regulatory disallowances. Certain quarterly information has been reclassified to conform to the current year presentation. For additional information regarding the charges for regulatory disallowances, see Note 13.

                                                                                                              BASIC
                                                                                                             EARNINGS
                                                                                     NET                   PER SHARE OF
                           OPERATING REVENUES       OPERATING INCOME               INCOME                  COMMON STOCK*
                       -----------------------   -----------------------   -----------------------   ------------------------
QUARTER ENDED             1997         1996         1997         1996         1997         1996         1997           1996
-------------          ----------   ----------   ----------   ----------   ----------   ----------   ----------     ---------
                                               THOUSANDS OF DOLLARS (EXCEPT PER SHARE AMOUNTS)
March 31 ...........   $1,493,804   $1,463,900   $  381,807   $  414,938   $  114,799    $   126,074  $     0.51     $   0.56
June 30 ............    1,588,485    1,691,313      459,929      535,047      160,746        202,957        0.72         0.90
September 30 .......    2,264,945    1,930,097      684,063      743,610      289,610        357,983        1.24         1.59
December 31 ........    2,598,374    1,465,618      380,872      309,395       95,299         66,592        0.39         0.30
                       ----------   ----------   ----------   ----------   -----------   -----------
                       $7,945,608   $6,550,928   $1,906,671   $2,002,990   $   660,454   $   753,606
                       ==========   ==========   ==========   ==========   ===========   ===========

-------------
* The sum of the quarters may not equal annual earnings per share due to rounding. Diluted earnings per share for all quarters are not different from basic earnings per share.

     The difference in operating income for the third quarter 1997 from amounts previously reported reflects the reclassification of certain costs by ENSERCH to conform to the Company's presentation.

                                   SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   Texas Utilities Company and Subsidiaries




Date: February 26, 1998            By:   /s/ J. W. Pinkerton
                                      ---------------------------------------
                                             J. W. Pinkerton
                                             Controller

                              INDEX TO EXHIBITS




EXHIBIT NO.            DESCRIPTION
-----------            -----------

    23                 CONSENT OF DELOITTE AND TOUCHE

    27                 FINANCIAL DATA SCHEDULE